The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-171964
Subject to completion, dated January 31, 2011

Preliminary prospectus supplement
(To prospectus dated January 31, 2011)

Ternium S.A.

      American depositary shares
Representing      ordinary shares

The selling shareholder named in this prospectus supplement is offering      of our American Depositary Shares (“ADSs”). Each ADS represents ten of our ordinary shares, with a par value of USD1.00 per ordinary share (“ordinary shares”).

Concurrently with this offering and subject to certain conditions, the selling shareholder will also sell in a concurrent purchase and repurchase transaction,      ordinary shares to us (or any of our subsidiaries ) for an aggregate consideration of USD150 million and      ordinary shares to Techint Holdings S.àr.l. (“Techint”), our controlling shareholder (or any of its subsidiaries, other than us and our subsidiaries), for an aggregate consideration of USD100 million, such sales being referred to herein as the concurrent repurchase transaction. The ADSs representing ordinary shares currently held by the selling shareholder that will not be sold in the concurrent repurchase transaction are being offered hereby. Closing of the concurrent repurchase transaction is conditioned upon closing of this offering but not vice-versa. See “Summary” and “Major shareholders” for more information on the concurrent repurchase transaction.

We will not receive any proceeds from any ADSs sold in this offering.

The ADSs are listed on the New York Stock Exchange under the symbol “TX”. On January 28, 2011, the last reported sales price of the ADSs on the New York Stock Exchange was USD38.30 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page 9 of our annual report on Form 20-F for the year ended December 31, 2009, incorporated by reference herein, as well as “Risk Factors” beginning on page 5 in the accompanying prospectus and page S-17 hereof.

	Per ADS	Total

Public offering price	USD	USD

Underwriting discount	USD	USD

Proceeds to the selling shareholder, before expenses	USD	USD

The selling shareholder has granted an option to the underwriters to purchase up to an amount of ADSs equal to 15 percent of the number of offered ADSs indicated above to cover over-allotments, if any, on one occasion within 30 days from the date of this prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ADSs, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect that delivery of the ADSs will be made to investors on or about     , 2011 in book-entry form, through The Depository Trust Company (“DTC”).

Global coordinator and joint bookrunner

J.P. Morgan

Joint bookrunners

BofA Merrill Lynch	BTG Pactual	Citi	Morgan Stanley

          , 2011

Prospectus Supplement

Prospectus

General information

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of ADSs of Ternium S.A. The second part, the accompanying prospectus, dated January 31, 2011, presents more general information about Ternium S.A. and other securities, not offered in this offering, to which the accompanying prospectus also relates. Generally, when we refer only to the “prospectus”, we are referring to both parts combined, and when we refer to the “accompanying prospectus” we are referring to the accompanying prospectus.

In this prospectus supplement, unless the context otherwise requires or if otherwise indicated, references to the “Company”, “we”, “us” or “our” refer to Ternium S.A. only and do not include its consolidated subsidiaries and references to “Ternium” are to Ternium S.A. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. The information in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, which is incorporated by reference into this prospectus supplement, is updated and supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in the accompanying prospectus and this prospectus supplement. The information in the accompanying prospectus is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this prospectus supplement.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement may, to the extent specified therein, be incorporated by reference into this prospectus supplement and, in such case, will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference into this prospectus supplement the following documents or information filed or furnished, as appropriate, by us with the SEC:

(1) Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 30, 2010 (the “Annual Report”);

(2) Report on Form 6-K, dated January 31, 2011 and furnished to the SEC on January 31, 2011 (File No. 001-32734) (the “Interim Report”);

(3) Registration Statement on Form 8-A dated January 27, 2006, filed on January 27, 2006;

(4) Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of any offering of the securities offered by this accompanying prospectus; and

(5) Our reports on Form 6-K furnished to the SEC after the date of this prospectus supplement only to the extent that the reports expressly state that we incorporate them by reference in this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You may request a copy of these documents by writing or telephoning us at our registered office at the following address:

Ternium S.A.
46a, Avenue John F. Kennedy—2ndFloor
L-1855 Luxembourg
RCS Luxembourg B98668
Attention: Alicia Alvarez
Telephone: (352) 26 68 31 52

We maintain an internet site at www.ternium.com. Information contained in or otherwise accessible through this website is not a part of this prospectus supplement. All references in this prospectus supplement to this internet site are inactive textual references to these URLs, or “uniform resource locators” and are for informational reference only. We assume no responsibility for the information contained on this web site.

Forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of and subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control.

We use words such as “aim”, “will likely result”, “will continue”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “should”, “will pursue”, “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and words and terms of similar substance to identify forward-looking statements, but they are not the only way we identify such statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to our business discussed under Item 3.D. “Key Information—Risk Factors” of our Annual Report incorporated into this prospectus by reference, other factors could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to:

•	the impact of the global economic crisis;

•	uncertainties about the behaviour of steel consumers in the markets in which Ternium operates and sells its products;

•	changes in the pricing environments in the countries in which Ternium operates;

•	the impact in the markets in which Ternium operates of existing and new competitors, including competitors that offer less expensive products and services, desirable or innovative products, or have extensive resources or better financing, and whose presence may affect Ternium’s customer mix, revenues and profitability;

•	increases in the prices of raw materials, other inputs or energy or difficulties in acquiring raw materials or other inputs or energy supply cut-offs;

•	the policies of, and the economic, political and social conditions in, the countries in which Ternium operates or other countries which have an impact on Ternium’s business activities or investments;

•	inflation or deflation and foreign exchange rates in the countries in which Ternium operates;

•	volatility in interest rates;

•	the performance of the financial markets globally and in the countries in which Ternium operates;

•	changes in domestic and foreign laws, regulations and taxes;

•	regional or general changes in asset valuations;

•	Ternium’s ability to successfully implement its business strategy or to grow through acquisitions, greenfield projects, joint ventures and other investments; and

•	other factors or trends affecting the flat and long steel industry generally and Ternium’s financial condition in particular.

By their nature, certain disclosures relating to these and other risks are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains or losses that may affect our financial condition and results of operations could differ materially from those that have been estimated. You should not place undue reliance on the forward-looking statements, which speak only as of the date they are made. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Summary

This summary highlights selected information and does not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus supplement, the entire accompanying prospectus and the documents incorporated by reference herein and therein, including the risk factors and the more detailed information that appear herein and therein.

Our business

We are a public limited liability company (société anonyme) organized under the laws of the Grand-Duchy of Luxembourg on December 22, 2003. Ternium is a leading steel producer in Latin America, manufacturing and processing a wide range of flat and long steel products for customers active in the construction, home appliances, capital goods, container, food, energy and automotive industries. Ternium believes that it is a competitive steel producer due to its proximity to customers and high-quality raw material sources, state-of-the-art and flexible production facilities and downstream integration into value-added steel products.

Ternium produces and distributes mainly finished and semi-finished flat and long steel products which are sold either directly to steel processors or to end-users, after different value-adding processes. Flat steel products include slabs (steel in its basic, semi-finished state), hot-rolled coils and sheets, cold-rolled coils and sheets, tin plate, hot dipped galvanized and electrogalvanized sheets and pre-painted sheets. Long steel products include billets (steel in its basic, semi-finished state), wire rod and bars.

Ternium has steel production facilities, service centers and distribution centers, in North, Central and South America and iron ore mining operations in North America. Ternium primarily sells its flat and long steel products in the regional markets of the Americas where it can leverage its strategically located manufacturing facilities to provide specialized products and delivery services to its clients and reduce freight costs. We believe that Ternium is the leading supplier of flat steel products in Mexico, the leading supplier of flat steel products in Argentina, and a competitive player in the international steel market for flat and long steel products. Through its network of commercial offices in several countries in Latin America, the United States and Spain, Ternium maintains an international presence that allows it to reach customers outside its local markets, achieve improved effectiveness in the supply of its products and in the procurement of semi-finished steel, and maintain a fluid commercial relationship with its customers by providing continuous services and assistance.

Our business strategy

Our main strategic objective is to enhance shareholder value by strengthening Ternium’s position as a low cost producer of steel products, in a manner consistent with minority shareholders’ rights, while further consolidating Ternium’s position as a leading flat and long steel producer in Latin America and a strong competitor in the Americas with strategic presence in other major steel markets.

The main elements of this strategy are:

•	Enhance Ternium’s position as a low cost steel producer. We are focused on improving utilization levels of our plants, increasing efficiency and further reducing production costs from levels that we already consider to be among the most competitive in the steel industry through, among other measures, capital investments and further integration of our facilities;

•	Pursue strategic growth opportunities. We have a history of strategically growing our businesses through acquisitions and joint ventures. In addition to strongly pursuing organic growth, we intend to identify and actively pursue growth-enhancing strategic opportunities to consolidate Ternium’s presence in its main markets and expand it to the rest of Latin America, gain further access to iron ore and other inputs, expand its offerings of value-added products, increase its steel production, and increase its distribution capabilities;

•	Maximize the benefits arising from Ternium’s broad distribution network. We intend to maximize the benefits arising from Ternium’s broad network of distribution, sales and marketing services to reach customers in major steel markets with a comprehensive range of value-added products and services and to continue to expand its customer base and improve its product mix;

•	Focus on higher margin value-added products. We intend to continue to shift Ternium’s sales mix towards higher margin value-added products, such as cold-rolled sheets and coated and tailor-made products, and services, such as just-in-time delivery and inventory management. In this regard, our Mexican acquisitions in 2005 and 2007 allowed Ternium to expand its offerings of value-added products, such as galvanized products and panels; and

•	Implementing Ternium’s best practices. We believe that the implementation of Ternium’s managerial, commercial and production best practices in acquired new businesses should generate additional benefits and savings. For example, the implementation of Ternium’s cost control procedures and performance analysis in Hylsamex improved control over its production variables and led to cost savings.

Our competitive strengths

We believe that the following competitive strengths distinguish Ternium from its competitors and enhance its leading market position:

•	State-of-the-art and flexible production system, low cost producer. The combination of a portfolio of state-of-the-art, low cost steel production mills, access to diversified sources of raw materials, including proprietary iron ore mines in Mexico, diversified technology base, including blast furnace based, mini-mill based and non-integrated based steel processing facilities, and cost-competitive labor sources makes Ternium a low-cost producer of steel and a cost-competitive producer of value-added products;

•	Strong market position and extensive market reach. Ternium has a leading participation in the market for flat steel products in Mexico and in Argentina. The location of its production facilities gives Ternium favorable access to the most important regional markets in the Americas, including the North American Free Trade Agreement, or NAFTA, and Mercado Común del Sur, or Mercosur; and

•	Experienced and committed management team. Our management team has extensive experience in, and knowledge of, the steel industry, which enhances Ternium’s reputation in the global steel markets. A large percentage of our senior managers have spent their entire careers working within the steel businesses of San Faustín and its affiliates. Our management team has substantial experience in increasing productivity and reducing costs, as well as in identifying, evaluating and pursuing growth opportunities and integrating acquisitions.

Recent developments

Ferrasa acquisition

On August 25, 2010, Ternium completed its previously announced acquisition of a 54% ownership interest in Colombia-based Ferrasa S.A.S. through a capital contribution in the amount of USD74.5 million. Following the application of part of the proceeds of this capital contribution to repay financial debt, Ferrasa had consolidated financial debt of approximately USD131 million.

Ferrasa has a 100% ownership interest in Siderúrgica de Caldas S.A.S,, Figuraciones S.A.S. and Perfilamos del Cauca S,A.S.. These companies have combined annual sales of approximately 300,000 tons, including a long steel making and rolling facility with annual production capacity of approximately 140,000 tons.

Ternium also completed the acquisition of a 54% ownership interest in Ferrasa Panamá S.A. for USD0.5 million. Ferrasa Panamá is a long steel products processor and distributor based in Panama.

Through these investments Ternium is expanding its business and commercial presence in Colombia, a country that has been experiencing significant growth, as well as in Central America.

Joint venture in Mexico

On October 4, 2010, Ternium and Nippon Steel Corporation signed a definitive agreement to form a joint venture in Mexico for the manufacturing and sale of hot-dip galvanized and galvannealed steel sheets to serve the Mexican automobile market. The joint venture company was established in November 2010 and operates under the name of Tenigal, S.R.L. de C.V. Ternium and Nippon Steel hold 51% and 49% participations in Tenigal, respectively.

Tenigal plans to build a hot-dip galvanizing plant in the vicinity of Monterrey City (equivalent to the state-of-the-art equipment now in operation at Nippon Steel’s steelworks in Japan) with a production capacity of 400,000 metric tons per year. Ternium expects that construction of the facility would require a total investment of approximately USD350 million. The plant is currently expected to commence production of high-grade and high-quality galvanized and galvannealed automotive steel sheets, including outer-panel and high-strength qualities, in 2013. Tenigal is expected to serve the requirements of the growing automotive industry in Mexico, including those of the Japanese car makers.

In addition, Ternium Mexico plans to construct new pickling, cold-rolling, annealing and tempering lines at the same site. Part of the output from these lines will be used to supply the Tenigal plant. Ternium expects that construction of these lines would require a total investment of approximately USD700 million.

Corporate reorganization

The Company was established as a public limited liability company (société anonyme) under Luxembourg’s 1929 holding company regime. Until termination of such regime on December 31, 2010, holding companies incorporated under the 1929 regime (including the Company) were exempt from Luxembourg corporate and withholding tax over dividends distributed to shareholders.

On January 1, 2011, the Company became an ordinary public limited liability company (société anonyme) and, effective as from that date, the Company is subject to all applicable Luxembourg taxes, (including, among others, corporate income tax on its worldwide income), and its dividend distributions will generally be subject to Luxembourg withholding tax. However, dividends received by the Company from subsidiaries in high income tax jurisdictions, as defined under Luxembourg law, will continue to be exempt from corporate income tax in Luxembourg under Luxembourg’s participation exemption.

In light of the impending termination of Luxembourg’s 1929 holding company regime, in the fourth quarter of 2010, the Company carried out a multi-step corporate reorganization, which included, among other transactions, the contribution of all of the Company’s assets and liabilities to a wholly-owned, newly-incorporated Luxembourg subsidiary and the restructuring of indirect holdings in certain subsidiaries. The reorganization was completed in December 2010, and resulted in a non-taxable revaluation of the accounting value of the Company’s assets.

Following the completion of the corporate reorganization, and upon its conversion into an ordinary Luxembourg holding company, the Company recorded a special reserve for tax purposes in a significant amount. The Company expects that, as a result of its corporate reorganization, its current overall tax burden will not increase, as all or substantially all of its dividend income will come from high income tax jurisdictions. In addition, the Company expects that dividend distributions for the foreseeable future will be imputed to the special reserve and therefore should be exempt from Luxembourg withholding tax under current Luxembourg law.

Rescheduling of Sidor compensation balance

Further to several threats of nationalization and various adverse interferences with management in preceding years, on April 8, 2008, the Venezuelan government announced its intention to take control over Sidor C.A. On April 29, 2008, the National Assembly of Venezuela passed a resolution declaring that the shares of Sidor, together with all of its assets, were of public and social interest, and authorizing the Venezuelan government to take any action it deemed appropriate in connection with any such assets, including expropriation. Subsequently, Decree Law 6058 of the President of Venezuela, dated April 30, 2008, ordered that Sidor and its subsidiaries and associated companies be transformed into state-owned enterprises (“empresas del Estado”), with the government owning not less than 60% of their share capital. On July 12, 2008, Venezuela, acting through Corporación Venezolana de Guayana (“CVG”), assumed operational control and complete responsibility for Sidor’s operations, and Sidor’s board of directors ceased to function. However, negotiations between the Venezuelan government and Ternium regarding the terms of the compensation continued over several months, and Ternium retained formal title over the Sidor shares during that period.

On May 7, 2009, Ternium completed the transfer of its entire 59.7% interest in Sidor to CVG. Ternium agreed to receive an aggregate amount of USD1.97 billion as compensation for its Sidor shares. Of that amount, CVG paid USD400 million in cash at closing. The balance was divided in two tranches: the first tranche of USD945 million was required to be paid in six equal quarterly installments beginning in August 2009 until November 2010, while the second tranche was due in November 2010, subject to quarterly mandatory prepayment events based on the increase of the WTI crude oil price over its May 6, 2009 level. Under the agreements with CVG and Venezuela, in the event of non-compliance by CVG with its payment obligations, Ternium reserved the rights and remedies that it had prior to the transfer of the Sidor shares in relation to any claim against Venezuela, subject to certain limitations, including that Ternium may not claim an amount exceeding the outstanding balance due from CVG.

CVG made all payments required to be made under the agreements governing the transfer of Sidor to Venezuela, except for the final payment due on November 8, 2010. On December 18, 2010, Ternium reached an agreement with CVG on the rescheduling of the unpaid balance, which amounted to USD257.4 million. As provided in the refinancing agreement, CVG paid USD7 million to Ternium in January 2011, and CVG is required to pay the remainder in five quarterly installments, with the first such installment being due on February 15, 2011. As security for the payment of the outstanding balance, Ternium received, duly endorsed in its favor, certain third-party promissory notes issued to PDVSA Petróleo S.A. In addition, Ternium continues to reserve all of its rights under contracts, investment treaties and Venezuelan and international law in the event of non-payment of the amounts still owing to it.

The payments so rescheduled bear interest at market rates and, accordingly, the Company expects that the accounting value of the receivable will not differ significantly from the present value of the expected cash flows thereunder.

Corus arbitration award

Grupo Imsa S.A. de C.V. (now Ternium Mexico S.A. de C.V.), together with Grupo Marcegaglia, Duferco International and Dongkuk Steel were parties to a ten-year steel slab off-take framework agreement with Corus UK Limited (now Tata Steel UK Limited) dated as of December 16, 2004, which was supplemented by bilateral off-take agreements. Under the agreements, the off-takers were required, in the aggregate, to purchase approximately 78% of the steel slab production of Corus’ Teesside facility in the North East of England, and Grupo Imsa’s share was 15.38% , or approximately 0.5 million tons per year, of the total production.

In addition, the off-takers were required to make, in the aggregate and according to their respective pro rata shares, significant payments to Corus to finance capital expenditures. In December 2007, all of Grupo Imsa’s rights and obligations under this contract were assigned to Ternium Procurement S.A. (formerly known as Alvory S.A.).

On April 7, 2009, Ternium Procurement S.A., together with the other off-takers, declared the early termination of the off-take framework agreement and their respective off-take agreements with Corus pursuant to a provision allowing the off-takers to terminate the agreements upon the occurrence of certain events specified in the off-take framework agreement. Corus initially denied the occurrence of the alleged termination event, stated that it would pursue specific performance and initiated an arbitration proceeding against the off-takers and Ternium Mexico (as guarantor of Ternium Procurement’s obligations) seeking damages arising out of the alleged wrongful termination of the off-take agreements, which damages Corus did not quantify but stated would exceed the USD150 million (approximately USD29.7 million in the case of Ternium Procurement), the maximum aggregate cap on liability that the off-takers understand would have under the off-take framework agreement (a limitation that Corus disputed). In addition, Corus threatened to submit to arbitration further claims in tort against the off-takers, and also threatened to submit such claims against certain third parties to such agreements, including the Company. The off-takers and Ternium Mexico, in turn, denied Corus’ claims and brought counterclaims against Corus which, in the aggregate, would also be greater than USD150 million.

On May 12, 2009, Corus, by a letter from its lawyers, alleged that the off-takers’ termination notice amounted to a repudiatory breach of the agreements and stated that it accepted that the agreements had come to an end and that it would no longer pursue a claim for specific performance in the arbitration; the claim for damages for all losses caused by the alleged off-takers’ wrongful repudiation of the agreements, however, would be maintained. On July 9, 2009, Corus submitted an amended request for arbitration adding tortious claims against the off-takers and adding to its claims the payment of punitive or exemplary damages.

On December 21, 2010, the arbitration tribunal issued a partial final award where it held that the off-takers had invalidly terminated the off-take agreements. The tribunal also held that the maximum aggregate USD150 million liability cap provided in the off-take framework agreement applied to all of Corus’s claims against the off-takers, including tort as well as contract claims. Accordingly, Ternium Procurement’s liability to Corus in connection with this arbitration proceeding, if any, shall be capped at approximately USD29.7 million in the aggregate. At the date hereof, all other issues in this arbitration proceeding, including damages and costs awards and off-takers’ counterclaims, are pending determination. As of the date hereof, Ternium believes that Ternium Procurement’s liability in connection with this matter (which in no event may exceed the amount of the cap) cannot be reasonably estimated.

Agreement with Air Liquide Argentina

Ternium’s subsidiary Siderar S.A.I.C. is a party to a long-term contract with Air Liquide Argentina S.A. for the operation and maintenance of a separation facility at San Nicolás for a contracted amount of USD173.7 million, which is due to terminate in 2025. Under the terms of the contract, Siderar is required to take or pay certain minimum daily amounts of oxygen, nitrogen and argon, which amounts are consistent with its production requirements in Argentina. As a result of the severe global crisis that began in 2008 and the uncertainties surrounding the evolution of steel demand in the domestic and global markets, the parties engaged in discussions for the renegotiation of the contract. As part of such discussions, certain obligations of the parties under the contract were suspended through December 31, 2010. The negotiations between the parties continue to be underway, but Ternium is confident that Siderar will reach agreement with Air Liquide Argentina reasonably soon and that it will not be subject to any material losses or liabilities in connection with this agreement.

The offering

Issuer	Ternium S.A.

Selling shareholder	Usiminas Europa A/S

ADSs	Each ADS represents ten of our ordinary shares. See “Description of American Depositary Shares” and “Description of Ordinary Shares” in the accompanying prospectus for further information.

ADSs offered	ADSs. The ADSs representing ordinary shares currently held by the selling shareholder that will not be sold in the concurrent repurchase transaction described below are being offered hereby. Since the public offering price per ADS will determine the number of ordinary shares being sold in the concurrent repurchase transaction, the number of ADSs offered hereby will depend on the public offering price per ADS. For illustrative purposes, if the public offering price per ADS were USD38.30 (the closing price of the ADSs on the NYSE on January 28, 2011), the number of ADSs offered hereby (including ADSs subject to the underwriters’ over-allotment option) would be 22,045,758, and the number of ordinary shares purchased by us (or any of our subsidiaries) and Techint (or any of its subsidiaries, other than us and our subsidiaries) would be 39,164,490 and 26,109,660, respectively.

Concurrent repurchase transaction	We (or any of our subsidiaries) and Techint (or any of its subsidiaries, other than us and our subsidiaries) will purchase from the selling shareholder on the closing date of this offering a certain number of ordinary shares currently held by the selling shareholder. We (or our designated subsidiary) will purchase ordinary shares for a total consideration of USD150 million, and Techint (or its designated subsidiary, other than us or our subsidiaries) will purchase ordinary shares for a total consideration of USD100 million, for a total aggregate consideration of USD250 million. The price per ordinary share of these purchases (gross of the fee referred to in the following paragraph) will be equal to one tenth of the public offering price per ADS. Accordingly, the number of ordinary shares that will be bought by us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us or our subsidiaries) will depend on the offer price. The Company’s and Techint’s commitment to make (or cause any subsidiary to make) such purchases shall be irrevocable until (and including) February 22, 2011. The Company and Techint may withdraw their respective commitments in their sole discretion, for any cause, or without cause, at any time following that date. These purchases are subject to certain conditions, including (i) in the case of the purchases by each of us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us or our subsidiaries), the condition that the public offering price per ADS does not exceed USD48.55, (ii) in the case of the purchase by us (or any of our subsidiaries) only, the condition that the public offering price per ADS not exceed 125% (excluding transaction costs and expenses) nor be lower than 75% (excluding transaction costs and expenses), in each case, of the average of the closing prices of the ADSs on the New York Stock Exchange during the most recent five trading days prior to (but excluding) the date on which this offering is priced, and (iii) the condition that this offering is completed on the scheduled first closing date, to occur not later than five business days after the date this offering is priced.

Certain fees will be payable by the selling shareholder to us and to our controlling shareholder in connection with this offering and the concurrent repurchase transaction. See “Major shareholders.”

Over-allotment option	The selling shareholder has granted an option to the underwriters to purchase up to an amount of ADSs equal to 15 percent of the number of offered ADSs indicated on the cover page of this prospectus supplement to cover over-allotments, if any, on one occasion within 30 days from the date of this prospectus supplement.

Use of proceeds	We will not receive any proceeds from the sale of ADSs in this offering.

Listing	The ADSs are listed on the New York Stock Exchange under the symbol “TX”. The codes for the ADSs are 880890108.

ADS depositary	The Bank of New York Mellon

Settlement	Settlement of the ADSs will be made through The Depository Trust Company, or DTC, on or about February , 2011 .

Lock-up agreements	In connection with this offering, the selling shareholder, we and Techint have entered into lock-up agreements with the underwriters of this offering under which neither the selling shareholder, nor we or Techint may, subject to certain exceptions (including the concurrent repurchase transaction), for a period of 90 days (which may be extended in certain circumstances) after the date of this prospectus supplement, directly or indirectly sell, dispose of or hedge, or file or cause to be filed a registration statement with the SEC under the Securities Act of 1933, as amended, or the Securities Act, relating to, any shares of our ordinary shares or other share capital, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for any shares of our ordinary shares or other share capital, including in the form of ADSs, without the prior written consent of the representative of the underwriters.

Issued share capital of the issuer	2,004,743,442 ordinary shares, par value USD1.00 per share (including ordinary shares underlying ADSs).

Voting rights	Each ordinary share (including ordinary shares underlying ADSs) entitles the holder to one vote at the Company’s general shareholders’ meetings. See “Description of Ordinary Shares—Voting Rights; Shareholders’ Meetings; Election of Directors” in the accompanying prospectus. The holders of our ADSs may not attend or directly exercise voting rights in shareholders’ meetings and may instruct the depositary how to exercise the voting rights with respect to the underlying ordinary shares only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares—Voting Rights” in the accompanying prospectus.

Dividends	We do not have a dividend policy and cannot assure you that we will pay dividends in the future. The holders of ADSs will be entitled to receive dividends or other distributions the depositary receives on our ordinary shares in proportion to the number of underlying ordinary shares that the ADSs represent, subject to deduction of any fees and expenses of the depositary, to deduction of any amounts required to be withheld on account of taxes or other governmental charges and to other conditions and procedures regarding distributions pursuant to the Deposit Agreement. See “Dividend Policy” in our Annual Report, incorporated herein by reference and “Description of American Depositary Shares—Share Dividends and Other Distributions” in the accompanying prospectus.

Taxation	Distributions imputed for tax purposes to newly accumulated profits of the Company (on an unconsolidated basis) are subject to a withholding tax of 15%. The rate of the withholding tax may be reduced pursuant to double tax avoidance treaty existing between Luxembourg and the country of residence of the relevant holder, subject to the fulfillment of the conditions set forth therein. See “Material Luxembourg Tax Considerations For Holders Of Ordinary Shares” in the accompanying prospectus.

Following the completion of a corporate reorganization, and upon its conversion into an ordinary Luxembourg holding company, the Company recorded a special reserve for tax purposes in a significant amount. The Company expects that dividend distributions for the foreseeable future will be imputed to the special reserve and therefore should be exempt from Luxembourg withholding tax under current Luxembourg law. See “—Recent developments—Corporate reorganization”.

A U.S. holder of ADRs will be treated, for U.S. federal income tax purposes, as the owner of the shares represented by those ADRs and will not be subject to U.S. federal income tax upon the exchange of shares for ADRs or ADRs for shares. A U.S. holder that is not a tax-exempt entity will be subject to U.S. federal income tax upon the gross amount of any dividends paid out of our current or accumulated earnings and profits on such U.S. holder’s ADSs. If certain holding period and other requirements are satisfied, such dividends generally will be treated as qualified dividend income, which if paid to noncorporate U.S. holders in tax years beginning before January 1, 2013 is taxed at a maximum rate of 15%.

See “U.S Taxation of Ordinary Shares” and “U.S. Taxation of American Depositary Shares” in the accompanying prospectus.

Risk factors	See “Risk factors” beginning on page S-17, on page 5 of the accompanying prospectus and on page 9 of our Annual Report incorporated herein by reference for a discussion of certain risk factors relating to us, our business and an investment in the ADSs.

Summary financial and operating data

The selected consolidated financial data as of and for the years ended December 31, 2007, 2008 and 2009 set forth below have been derived from our audited consolidated financial statements for such years and as of such dates included in our Annual Report incorporated by reference herein. Our consolidated financial statements were prepared in accordance with IFRS and were audited by PriceWaterhouse & Co. S.R.L., Argentina, an independent registered public accounting firm that is a member firm of PricewaterhouseCoopers. The selected consolidated financial data as of and for the nine month period ended September 30, 2010 and for the nine month period ended September 30, 2009 have been derived from our unaudited consolidated condensed interim financial statements as of September 30, 2010 and for the nine-month periods ended September 30, 2010 and 2009 included in our Interim Report and incorporated by reference herein.

Ternium obtained control over Grupo Imsa, a Mexican steel processor, on July 26, 2007. Accordingly, our audited consolidated financial statements as of December 31, 2009 and 2008, and for the years then ended, which are incorporated by reference into this prospectus supplement, consolidate the results and other financial data of Grupo Imsa for the entire year, and the audited consolidated financial statements of Ternium as of December 31, 2007, and for the year then ended, which are incorporated by reference into this prospectus supplement, consolidate the results and other financial data of Grupo Imsa beginning on July 26, 2007. As a result, Ternium’s results and other financial data for the years ended December 31, 2009 and 2008 varied significantly from the results and other financial data for the year ended December 31, 2007.

in thousands of U.S. dollars	For the nine-month period
(except number of shares and per	ended September 30,		For the year ended December 31,
share data)	2010	2009	2009	2008	2007

Continuing operations
Net sales	5,454,473	3,593,783	4,958,983	8,464,885	5,633,366
Cost of sales	(4,060,783)	(3,098,633)	(4,110,370)	(6,128,027)	(4,287,671)

Gross profit	1,393,690	495,150	848,613	2,336,858	1,345,695
Selling, general and administrative expenses	(482,623)	(393,727)	(531,530)	(669,473)	(517,433)
Other operating (expenses) income, net	9,186	(21,119)	(20,700)	8,662	8,514

Operating income	920,253	80,304	296,383	1,676,047	836,776

Interest expense	(55,249)	(85,425)	(105,810)	(136,111)	(133,109)
Interest income	18,177	16,121	21,141	32,178	41,613
Interest income—Sidor financial asset	56,685	95,385	135,952	—	—
Other financial income (expenses), net	91,617	13,836	81,639	(693,192)	(38,498)
Equity in earnings (losses) of associated companies	(813)	928	1,110	1,851	434

Income before income tax expense	1,030,670	121,149	430,415	880,773	707,216
Income tax (expense) benefit:
Current and deferred income tax expense	(354,049)	23,153	(91,314)	(258,969)	(297,838)
Reversal of deferred statutory profit sharing	—	—	—	96,265	—

Income from continuing operations	676,621	144,302	339,101	718,069	415,871

in thousands of U.S. dollars	For the nine-month period
(except number of shares and per	ended September 30,		For the year ended December 31,
share data)	2010	2009	2009	2008	2007

Discontinued operations
Income from discontinued operations	—	428,023	428,023	157,095	579,925

Net income for the year(1)	676,621	572,325	767,124	875,164	995,796

Attributable to:
Equity holders of the Company	544,569	558,116	717,400	715,418	784,490
Non-controlling interest	132,052	14,209	49,724	159,746	211,306

	676,621	572,325	767,124	875,164	995,796

Depreciation and amortization	280,020	285,291	385,105	413,541	355,271
Weighted average number of shares outstanding(3)	2,004,743,442	2,004,743,442	2,004,743,442	2,004,743,442	2,004,743,442
Basic earnings per share (expressed in USD per share) for profit:(1)(2)(3)
From continuing operations attributable to the equity holders of the Company	0.27	0.07	0.15	0.27	0.15
From discontinued operations attributable to the equity holders of the Company	—	0.21	0.21	0.09	0.24
For the year attributable to the equity holders of the Company	0.27	0.28	0.36	0.36	0.39
Dividends per share declared	—	—	0.05	—	0.05

(1)	International Accounting Standard N° 1 (IAS 1) (Revised) requires that income for the year as shown in the income statement includes the portion attributable to non-controlling interest. Basic earnings per share, however, continue to be calculated on the basis of income attributable solely to the equity holders of the Company.

(2)	Basic earnings per share (expressed in USD per share), equals diluted earnings per share in 2009, 2008 and 2007.

(3)	For each of fiscal years 2009, 2008 and 2007 the weighted average of shares outstanding totaled 2,004,743,442 shares.

	As of
in thousands of U.S. dollars	September 30,	As of December 31,
(except number of shares)	2010	2009	2008	2007

Non-current assets	5,461,285	5,250,135	5,491,408	8,553,123
Property, plant and equipment, net	4,214,239	4,040,415	4,212,313	6,776,630
Other non-current assets(1)	1,247,046	1,209,720	1,279,095	1,776,493
Current assets	5,630,508	5,042,538	5,179,839	5,095,959
Cash and cash equivalents	2,227,001	2,095,798	1,065,552	1,125,830
Other current assets	3,393,361	2,937,494	4,108,954	3,200,987
Non-current assets classified as held for sale	10,146	9,246	5,333	769,142
Total assets	11,091,793	10,292,673	10,671,247	13,649,082
Capital and reserves attributable to the Company’s equity holders(2)	5,784,299	5,296,342	4,597,370	4,452,680
Non-controlling interest	1,108,031	964,897	964,094	1,805,243
Non-current liabilities	2,511,748	2,872,667	3,374,964	5,401,549
Borrowings	1,420,618	1,787,204	2,325,867	3,676,072
Deferred income tax	844,244	857,297	810,160	1,327,768
Other non-current liabilities	246,886	228,166	238,937	397,709
Current liabilities	1,687,715	1,158,767	1,734,819	1,989,610
Borrowings	509,674	539,525	941,460	406,239
Other current liabilities	1,178,041	619,242	793,359	1,369,608
Liabilities directly associated with non-current assets classified as held for sale	—	—	—	213,763
Total liabilities	4,199,463	4,031,434	5,109,783	7,391,159
Total equity and liabilities	11,091,793	10,292,673	10,671,247	13,649,082
Number of shares outstanding	2,004,743,442	2,004,743,442	2,004,743,442	2,004,743,442

(1)	As of September 30, 2010, December 31, 2009, 2008 and 2007, includes goodwill related to the acquisition of our Mexican subsidiaries for a total amount of USD741.6, USD708.6, USD683.7 and USD850.7 million, respectively.

(2)	The Company’s common stock as of each of September 30, 2010, December 31, 2009, 2008 and 2007 was represented by 2,004,743,442, shares, with a par value of USD1.00 per share, for a total amount of USD2,004.7 million.

Other financial and operating data

	For the nine-month period ended September 30,		For the year ended December 31,
in USD millions (unless otherwise specified)	2010	2009	2009	2008	2007

Net cash provided by operating activities	581.395	1,089.203	1,161,758	517,513	936,418
Net cash provided by (used in) investment activities	224.925	543.354	791,233	350,530	(1,802,317)
Net cash used in financing activities	(675.551)	(811.540)	(922,588)	(752,909)	1,359,046

Net Sales:
Flat steel product sales
South and Central America	2,087.9	1,170.2	1,717.1	2,782.5	2,037.0
North America	2,605.1	1,755.5	2,371.9	4,294.7	2,571.8
Europe and other	15.4	154.5	161.0	47.5	123.0

Total flat steel products sales	4,708.3	3,080.2	4,250.0	7,124.7	4,731.7
Long steel product sales
South and Central America	115.8	37.4	57.3	274.2	70.0
North America	470.0	387.4	512.0	791.8	696.0
Europe and Other	18.7	2.0	3.5	8.9	6.9
Total long steel product sales	604.5	426.8	572.9	1,075.1	772.8
Other products	141.6	86.8	136.1	265.1	128.8

Total product sales	5,454.5	3,593.8	4,959.0	8,464.9	5,633.4

Shipments (in thousands of tonnes):
Flat steel product sales
South and Central America	748.2	513.8	1,904	2,604	2,499
North America	909.2	872.8	3,115	3,666	3,035
Europe and Other	4.9	25.3	287	55	185

Total flat steel products sales	1,662.3	1,411.9	5,305	6,326	5,719
Long steel product sales
South and Central America	72.7	26.3	118	302	133
North America	247.6	244.6	931	901	1,113
Europe and Other	26.6	—	6	13	15

Total long steel product sales	347.0	271.0	1,056	1,217	1,261

Total product sales	2,009.3	1,682.8	6,980	7,543	6,361

Net sales/tonne (in USD millions/ tonne):
Flat steel product sales
South and Central America	1,037	863	902	1,069	815
North America	925	747	761	1,171	847
Europe and Other	539	616	561	864	665

Total flat steel products sales	974	787	801	1,126	827
Long steel product sales
South and Central America	639	478	486	908	526
North America	620	548	550	879	625
Europe and Other	635	—	583	685	460

Total long steel product sales	625	541	543	883	613

Total product sales	914	747	710	1,122	886

Other information
Number of employees (at period end)	—	—	13,879	14,792	14,638

Risk factors

We have set forth risk factors in our Annual Report incorporated herein by reference. We have also set forth below an additional risk factors related to developments since our Annual Report. You should carefully consider all these risk factors in addition to the other information contained or incorporated by reference in this prospectus supplement and accompanying prospectus before making an investment decision regarding the ADSs.

Risks relating to the ADSs

Future sales of shares by us and our shareholders may depress the price of our ADSs.

Future sales of substantial amounts of our ordinary shares, or the perception that such future sales may occur, may depress the price of our ADSs. Neither our shareholders (other than Techint and the selling shareholder) nor our directors and officers will be subject to any lock-up agreements in connection with the offering. As a result, they will be able to freely transfer their ADSs immediately following the offering. In particular, the selling shareholder has announced its intention to sell all of the ordinary shares it currently owns. Should the selling shareholder continue to hold any ordinary shares following the closing of the offering and the concurrent repurchase transaction, the selling shareholder may (subject to the provisions of the underwriting agreement in connection with this offering and its existing agreements with the Company and Techint) sell such ordinary shares in the form of ADSs at any time following the applicable lock-up period. See “Underwriting.” Any such sale by the selling shareholder or other shareholder may lead to a decline in the price of our ADSs. We cannot assure you that the price of our ADSs would recover from any such decline in value.

Use of proceeds

We will not receive any proceeds from the sale of ADSs in this offering.

Capitalization

The following table sets forth Ternium’s consolidated capitalization as of September 30, 2010. This table was prepared in accordance with IFRS. You should read this table in conjunction with the financial statements and other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus that were prepared in accordance with IFRS.

	As of	As adjusted for the
	September 30,	concurrent repurchase
thousands of U.S. dollars	2010	transaction

Cash and cash equivalents	2,227,001	2,087,201

Borrowings:
Current borrowings(1)	509,674	509,674
Bank borrowings	514,256	514,256
Less: debt issue costs	(4,582)	(4,582)
Non-current borrowings	1,420,618	1,420,618
Bank borrowings	1,424,436	1,424,436
Less: debt issue costs	(3,818)	(3,818)

Total borrowings	1,930,292	1,930,292
Equity:
Capital and reserves attributable to Ternium’s equity holders	5,784,299	5,644,499
Non-controlling interest	1,108,031	1,108,031

Total equity	6,892,330	6,752,530

Total capitalization including non-controlling interest	8,822,622	8,682,822

(1)	In January 2011, Ternium Mexico made a scheduled repayment of USD 249 million under its outstanding credit agreement.

We have agreed to purchase shares from the selling shareholder in a concurrent repurchase transaction for a total consideration of USD150 million. In connection with such concurrent repurchase transaction, the selling shareholder will pay us a fee of USD10.2 million upon closing of the offering. See “Major shareholders.”

Major shareholders

The following table shows the beneficial ownership of our securities (in the form of shares or ADSs) based on the information most recently available to the Company, as of December 6, 2010, by (1) the Company’s major shareholders (persons or entities that own beneficially 5% or more of the Company’s shares) and (2) shares held by our directors and senior management as a group, and the non-affiliated public shareholders, as well as the beneficial ownership of such shareholders adjusted to reflect the offering and the concurrent repurchase transaction.

			As adjusted
			for the
			offering and
	Number of	Percent	concurrent repurchase
Identity of Person or Group	shares	(actual)	transaction

Techint Holdings S.àr.l. (formerly I.I.I. Industrial Investments Inc.)(1)	1,215,655,232	60.64%
Tenaris Investment S.àr.l(2)	229,713,194	11.46%
Usiminas, our selling shareholder	285,731,726	14.25%	—
Directors and Senior Management as a group and publicly held(3)	273,643,290	13.65%

(1)	Techint Holdings S.àr.l is controlled by San Faustín. Rocca & Partners controls a significant portion of the voting power of San Faustín and has the ability to influence matters affecting, or submitted to a vote of, the shareholders of San Faustín.

(2)	Tenaris Investment S.àr.l is a wholly owned subsidiary of Tenaris. Tenaris is controlled by Techint Holdings S.àr.l, which is controlled by San Faustín.

(3)	As of March 31, 2010, the most recent date for which such information is available, the Directors and Senior Management as a group held 987,560 ordinary shares.

We (or any of our subsidiaries) and Techint (or any of its subsidiaries, other than us and our subsidiaries) will purchase from the selling shareholder on the closing date of this offering a certain number of ordinary shares currently held by the selling shareholder. We (or any of our subsidiaries) will purchase ordinary shares for a total consideration of USD150 million, and Techint (or any of its subsidiaries, other than us and our subsidiaries) will purchase ordinary shares for a total consideration of USD100 million, for a total aggregate consideration of USD250 million. The price per ordinary share of these purchases (gross of the fee described below) will be equal to one tenth of the offer price per ADS. Accordingly, the number of ordinary shares that will be bought by us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us or our subsidiaries) will depend on the offer price.

The Company’s and Techint’s commitment to make (or cause any subsidiary to make) such purchases shall be irrevocable until (and including) February 22, 2011. The Company and Techint may withdraw their respective commitments in their sole discretion, for any cause, or without cause, at any time following that date. These purchases are subject to certain conditions, including (i) in the case of the purchases by each of us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us or our subsidiaries), the condition that the public offering price per ADS does not exceed USD 48.55, (ii) in the case of the purchase by us (or any of our subsidiaries) only, the condition that the public offering price per ADS not exceed 125% (excluding transaction costs and expenses) nor be lower than 75% (excluding transaction costs and expenses), in each case, of the average of the closing prices of the ADSs on the New York Stock Exchange during the most recent five trading days prior to (but excluding) the date on which this offering is priced, and (iii) the condition that this offering is completed on the scheduled first closing date, to occur not later than five business days after the date this offering is priced.

The ADSs representing shares currently held by the selling shareholder that will not be sold in the concurrent repurchase transaction are being offered hereby. For illustrative purposes, if the offer price were USD38.30 (the closing price of the ADSs on the NYSE on January 28, 2011), the number of ADSs offered hereby (including ADSs subject to the underwriter’s over-allotment option would be 22,045,758 ADSs, the number of ordinary shares purchased by us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us or our subsidiaries) would be 39,164,490 and 26,109,660, respectively.

The selling shareholder has agreed to pay a fee of USD13 million to Techint (or its designated subsidiary, other than us or our subsidiaries) upon completion of the offer in consideration for Techint’s agreement to waive its right of first refusal over sales of our ordinary shares by the selling shareholder in connection with this offering and subject to certain terms and conditions. In addition, the selling shareholder has agreed to pay us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us and our subsidiaries) an aggregate fee of USD17 million upon the closing of this offering, which will be divided pro rata based on the relative purchases made by us (or our designated subsidiary) and Techint (or its designated subsidiary, other than us or our subsidiaries) in the concurrent repurchase transaction. Accordingly, we (or our designated subsidiary) will receive a fee of USD10.2 million and Techint (or its designated subsidiary, other than us or our subsidiaries) will receive a fee of USD6.8 million upon the closing of this offering. Furthermore, the selling shareholder has agreed to reimburse all of the Company’s and Techint’s reasonable expenses related to this offering and the concurrent repurchase transaction.

The selling shareholder has agreed with us and our controlling shareholder that, upon the closing of the offering, the rights of the selling shareholder under the Shareholders Agreement, dated July 20, 2005, among the selling shareholder and our controlling shareholder, will cease to exist and the selling shareholder will cause the directors on our board who had been nominated by it (i.e., Messrs Brumer and Seckelmann) to resign. However, if, at any time on or after September 30, 2011, the selling shareholder continues to hold shares representing more than 5% of our share capital and informs our controlling shareholder that it is no longer interested in disposing of those shares, the selling shareholder’s rights under the shareholders agreement shall be reinstated, provided, however, that unless the selling shareholder’s participation in our share capital at that time represents 10% or more of our share capital, the selling shareholder shall only be entitled to nominate one member to our board of directors at any subsequent annual shareholders’ meeting.

Underwriting

The selling shareholder is offering the ADSs described in this prospectus supplement and accompanying prospectus through the underwriters named below. J.P. Morgan Securities LLC is acting as representative for the underwriters in this offering. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, the selling shareholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of ADSs, listed next to its name in the following table:

Number of
Name	ADSs

J.P. Morgan Securities LLC
BTG Pactual US Capital Corp.
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated

Total

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our and the selling shareholder’s counsel and our independent auditors. The underwriters are committed to purchase all the ADSs offered by the selling shareholder in this public offering if they purchase any ADSs (other than those covered by the underwriters’ over-allotment option described below). The underwriting agreement provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling shareholder has granted to the underwriters an option to purchase up to an amount of ADSs equal to 15 percent of the number of offered ADSs indicated on the cover page of this prospectus supplement to cover over-allotments. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any ADSs are purchased with this over-allotment option, the underwriters will purchase ADSs in approximately the same proportion as shown in the table above.

The underwriters propose to offer the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of USD      per ADS. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to USD      per ADS from the public offering price. After the initial public offering of the ADSs, the underwriters may change the offering price and other selling terms. The representative has advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the ADSs offered in the offering.

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by the selling shareholder in connection with the offering assuming both no exercise and full exercise of the underwriters’ overallotment option:

	Without	With full
	over-allotment	over-allotment
	exercise	exercise

Per ADS	USD	USD
Total	USD	USD

The selling shareholder estimates that its total expenses for the offering and the concurrent repurchase transaction will be approximately USD     . All of our expenses related to this offering and the concurrent repurchase transaction will be borne by the selling shareholder.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, Techint and the selling shareholder have each agreed with the underwriters prior to the commencement of this offering that, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, we, Techint and the selling shareholder may not, without the prior written consent of the representative of the underwriters:

•	issue, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or cause to be filed with the SEC a registration statement (or equivalent) under the Securities Act or any other securities regulator relating to, any ordinary shares or other capital stock (including in the form of ADSs) or any securities convertible into or exercisable or exchangeable for any ordinary shares or other capital stock (including in the form of ADSs), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing; or

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any ordinary shares or other capital stock (including in the form of ADSs) or any securities convertible into or exercisable or exchangeable for any ordinary shares or other capital stock (including in the form of ADSs), whether any such transaction described in the bullet points above is to be settled by delivery of any ordinary shares or other capital stock (including in the form of ADSs) or any securities convertible into or exercisable or exchangeable for any ordinary shares or other capital stock (including in the form of ADSs) or such other securities, in cash or otherwise. In addition, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lockup” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable. These restrictions do not apply to us when using our ordinary shares, including in the form of ADSs, as consideration in any acquisition we seek to consummate. These restrictions do not apply to the selling shareholder in connection with ordinary shares sold in the concurrent repurchase transaction. In addition, these restrictions do not apply to sales by Techint in transactions meeting the requirements of Rule 144 under the Securities Act.

The representative has no current intent or arrangement to release any of the share capital subject to the lock-up agreements prior to the expiration of the 90-day lock-up period. There are no specific criteria for the waiver of lock-up restrictions, and the representative may not in advance determine the circumstances under which a waiver might be granted. Any waiver will depend on the relevant facts and circumstances existing at the time. Among the factors that the representative may consider in deciding whether to release shares are the length of time before the lock-up period expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our ADSs, historical trading volumes of our ADSs, and whether the person seeking the release is a director, officer or affiliate of our company. The representative will not consider their own positions in our shares, if any, in determining whether or not to consent to a waiver of a lock-up agreement.

We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The ADSs are listed on the New York Stock Exchange under the symbol “TX.”

In connection with the offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling ADSs in the open market for the purpose of preventing or retarding a decline in the market price of the ADSs while this offering is in progress. These stabilizing transactions may include making short sales of the ADSs, which involves the sale by the underwriters of a greater number of ADSs than the number of ADSs they are required to purchase in this offering, and purchasing ADSs on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market compared to the price at which the underwriter may purchase ADSs through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the ADSs, including the imposition of penalty bids. This means that if the underwriters purchase ADSs in the open market in stabilizing transactions or to cover short sales, the underwriters may be required to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs, and, as a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

This prospectus supplement and the accompanying prospectus do not constitute an offer or an invitation by or on behalf of our company, the selling shareholder or the underwriters to subscribe for or purchase any ADSs in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the ADSs in certain jurisdictions may be restricted by law. We, the selling shareholder and the underwriters require persons into whose possession this prospectus supplement and the accompanying prospectus come to inform themselves about and to observe any such restrictions.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of the ADSs to the public in that Relevant Member State may be made prior to the publication of a prospectus in relation to the ADSs which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, an offer of the ADSs may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the Issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of ADSs shall require the underwriters or us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any ADSs in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe the ADSs, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 Prospectus Directive Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 Amending Directive” means Directive 2010/73/EC.

This document is only being distributed to, and is only directed at, persons in the United Kingdom that are also (1) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (2) high net worth entities, and other persons falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons, and will be engaged in only with such persons.

The ADSs and/or ordinary shares of the Company have not been, and will not be, registered with the Comissão de Valores Mobiliários (Brazilian Securities Commission). The ADSs and/or ordinary shares of the Company have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

The ADSs and/or ordinary shares will not be registered under Law 18,045, as amended, of Chile with the Superintendencia de Valores y Seguros (Chilean Securities Commission), and accordingly, they may not be offered to persons in Chile except in circumstances that do not constitute a public offering under Chilean law.

Relationships with the underwriters

The underwriters and their respective affiliates have provided in the past to us and our affiliates and to the selling shareholder and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates, the selling shareholder and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, affiliates of Citigroup Global Markets Inc. are lenders under the term loan facility of Ternium Mexico S.A. de C.V., dated July 12, 2007, as amended on July 18, 2007 and on November 18, 2008. In addition, from time to time, the underwriters and their respective affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

The addresses for the underwriters are J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179; BTG Pactual US Capital Corp., 601 Lexington Avenue, 57th floor, New York, New York 10022; Citigroup Global Capital Markets Inc., 388 Greenwich Street, New York, New York 10013; Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036; and Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036.

Expenses of the offering

The selling shareholder is expected to incur the following estimated expenses in connection with this offering:

Amount to be paid

SEC registration fee	USD

Legal fees and expenses
Printing fees
Accounting fees
Miscellaneous

Total	USD

Validity of the securities

The validity of the ordinary shares and certain other legal matters governed by Luxembourg law will be passed upon for us by Elvinger, Hoss & Prussen, 2, Place Winston Churchill, B.P. 425, L-2014, Luxembourg, our Luxembourg counsel. We are also being represented as to U.S. matters by Sullivan & Cromwell LLP. Certain U.S. legal matters in connection with this offering will be passed upon by Simpson Thacher & Bartlett LLP, U.S. counsel for the underwriters. Certain legal matters as to Argentine and Mexican law will be passed upon by Fernando Duelo Van Deusen, General Counsel of the Company. In addition, Michael H. Steffensen, Danish counsel to the selling shareholder, will pass upon certain matters of Danish law; Mayer Brown LLP, U.S. counsel to the selling shareholder, will pass upon certain matters of U.S. law; and Tauil & Chequer Advogados Associado ao Mayer Brown LLP, Brazilian counsel to the selling shareholder, will pass upon certain matters of Brazilian law.

PROSPECTUS

Ternium S.A.

RCS Luxembourg
B 98668

Debt Securities
Debt Warrants
Ordinary Shares
American Depositary Shares representing Ordinary Shares

From time to time and subject to our articles of association and applicable law, we may offer, issue and sell debt securities, debt warrants, ordinary shares and American Depositary Shares (“ADSs”) representing ordinary shares in one or more offerings. This prospectus may also be used by a selling security holder to sell securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the Securities and Exchange Commission. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the Securities and Exchange Commission. You should carefully read this prospectus and any prospectus supplement, together with any documents incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “TX”. Our ordinary shares are listed not for trading but only in connection with the registration of ADSs, which are evidenced by American Depositary Receipts (“ADRs”). Our headquarters are located at 46a, Avenue John F. Kennedy — 2nd floor, L-1855 Luxembourg, and our telephone number is +(352) 26 68 31 52.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 5 of this prospectus, the “Risk Factors” beginning on page 9 of our annual report on Form 20-F for the fiscal year ended December 31, 2009, filed with the Securities and Exchange Commission on June 30, 2010, or the risk factors included in any subsequent annual report on Form 20-F that we file, as well as the risk factors included in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated January 31, 2011.

i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires or if otherwise indicated, references to the “Company”, “we”, “us” or “our” refer to Ternium S.A. only and do not include its consolidated subsidiaries and references to “Ternium” are to Ternium S.A. and its consolidated subsidiaries.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before you invest in any securities offered under this prospectus, you should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available Information.” The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to offer and sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents.

AVAILABLE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form F-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s internet site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

We also incorporate by reference into this prospectus the following documents or information filed or furnished, as appropriate, by us with the SEC:

(1) Registration Statement on Form 8-A dated January 27, 2006 filed on January 27, 2006;

(2) Annual Report on Form 20-F for the fiscal year ended December 31, 2009, filed on June 30, 2010 (the “Annual Report”);

(3) Report on Form 6-K, dated January 31, 2011;

(4) Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of any offering of the securities offered by this prospectus (including any supplement hereto); and

(5) Our reports on Form 6-K furnished to the SEC after the date of this prospectus only to the extent that the reports expressly state that we incorporate them by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus. You may request a copy of these documents by writing or telephoning us at our registered office at the following address:

Ternium S.A.

46a, Avenue John F. Kennedy — 2nd Floor
L-1855 Luxembourg
Attention: Alicia Alvarez
Telephone: (352) 26 68 31 52

We maintain an internet site at www.ternium.com. Information contained in or otherwise accessible through this website is not a part of this prospectus. All references in this prospectus to this internet site are inactive textual references to these URLs, or “uniform resource locators” and are for informational reference only. We assume no responsibility for the information contained on this web site.

FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference contain statements which may constitute “forward-looking statements” within the meaning of and subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control.

We use words such as “aim”, “will likely result”, “will continue”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “should”, “will pursue”, “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and words and terms of similar substance to identify forward-looking statements, but they are not the only way we identify such statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to our business discussed under Item 3.D. “Key Information — Risk Factors” of our Annual Report incorporated in this prospectus by reference, other factors could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to:

•	the impact of the global economic crisis;

•	uncertainties about the behaviour of steel consumers in the markets in which Ternium operates and sells its products;

•	changes in the pricing environments in the countries in which Ternium operates;

•	the impact in the markets in which Ternium operates of existing and new competitors, including competitors that offer less expensive products and services, desirable or innovative products, or have extensive resources or better financing, and whose presence may affect Ternium’s customer mix, revenues and profitability;

•	increases in the prices of raw materials, other inputs or energy or difficulties in acquiring raw materials or other inputs or energy supply cut-offs;

•	the policies of, and the economic, political and social conditions in, the countries in which Ternium operates or other countries which have an impact on Ternium’s business activities or investments;

•	inflation or deflation and foreign exchange rates in the countries in which Ternium operates;

•	volatility in interest rates;

•	the performance of the financial markets globally and in the countries in which Ternium operates;

•	changes in domestic and foreign laws, regulations and taxes;

•	regional or general changes in asset valuations;

•	Ternium’s ability to successfully implement its business strategy or to grow through acquisitions, greenfield projects, joint ventures and other investments; and

•	other factors or trends affecting the flat and long steel industry generally and Ternium’s financial condition in particular.

By their nature, certain disclosures relating to these and other risks are only estimates and could be materially different from what actually occurs in the future. As a result, actual future gains or losses that may affect our financial condition and results of operations could differ materially from those that have been estimated. You should not place undue reliance on the forward-looking statements, which speak only as of the date they are made. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

TERNIUM S.A.

We are a public limited liability company (société anonyme) organized under the laws of the Grand-Duchy of Luxembourg on December 22, 2003. Our registered office is located at 46a, Avenue John F. Kennedy, 2nd Floor, L-1855, Luxembourg, telephone (352) 26 68 31 52. Our agent for U.S. federal securities law purposes is Ternium International U.S.A. Corporation, located at 2200 West Loop South, 8th Floor, Houston, TX 77027, United States.

Ternium is a leading steel producer in Latin America, manufacturing and processing a wide range of flat and long steel products for customers active in the construction, home appliances, capital goods, container, food, energy and automotive industries. Ternium believes that it is a competitive steel producer due to its proximity to customers and high-quality raw material sources, state-of-the-art and flexible production facilities and downstream integration into value-added steel products.

Ternium produces and distributes mainly finished and semi-finished flat and long steel products which are sold either directly to steel processors or to end-users, after different value-adding processes. Flat steel products include slabs (steel in its basic, semi-finished state), hot-rolled coils and sheets, cold-rolled coils and sheets, tin plate, hot dipped galvanized and electrogalvanized sheets and pre-painted sheets. Long steel products include billets (steel in its basic, semi-finished state), wire rod and bars.

Ternium has steel production facilities, service centers and distribution centers, in North, Central and South America and iron ore mining operations in North America. Ternium primarily sells its flat and long steel products in the regional markets of the Americas where it can leverage its strategically located manufacturing facilities to provide specialized products and delivery services to its clients and reduce freight costs. We believe that Ternium is the leading supplier of flat steel products in Mexico, the leading supplier of flat steel products in Argentina, and a competitive player in the international steel market for flat and long steel products. Through its network of commercial offices in several countries in Latin America, the United States and Spain, Ternium maintains an international presence that allows it to reach customers outside its local markets, achieve improved effectiveness in the supply of its products and in the procurement of semi-finished steel, and maintain a fluid commercial relationship with its customers by providing continuous services and assistance.

RISK FACTORS

We have set forth risk factors in our Annual Report, which is incorporated by reference in this prospectus. Prospective investors should carefully consider all of the risks factors set forth therein. Prospective investors in ADSs should particularly consider the risk factors included in our Annual Report under the caption “Risk Factors — Risks Relating to our ADSs”. We have also set forth below certain additional risk factors that relate specifically to debt securities or shares we may offer using this prospectus. We may include further risk factors in future reports on Form 6-K incorporated in this prospectus by reference, or in any prospectus supplement. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus before deciding to invest in our securities.

Risks Relating to our Debt Securities

There may not be a liquid trading market for our debt securities, which could limit your ability to sell your debt securities in the future.

If a liquid market for our debt securities does not develop, the price of our debt securities and the ability of a holder of our debt securities to resell such debt securities may be limited. Even if a secondary market for our debt securities develops, it may not provide significant liquidity and we expect transaction costs would be high.

Creditors of our subsidiaries will have priority over the holders of our debt securities in claims to assets of our subsidiaries.

The debt securities will be obligations of the Company. We conduct all of our operations and hold substantially all of our assets through our subsidiaries. Claims of creditors of our subsidiaries, including trade creditors and bank and other lenders, will have priority over the holders of our debt securities in claims to assets of our subsidiaries. In addition, our ability to meet our obligations, including obligations under the debt securities, will depend, in significant part, on our receipt of cash dividends, advances and other payments from our subsidiaries.

Judgments of Luxembourg courts enforcing our obligations under the debt securities would be payable only in a currency of legal tender in Luxembourg.

If proceedings were brought in Luxembourg seeking to enforce in Luxembourg our obligations in respect of debt securities, we would be required to discharge our obligations in Luxembourg in a currency of legal tender in Luxembourg. Under Luxembourg law, an obligation denominated in a currency which is not of legal tender in Luxembourg will be enforceable in a currency of legal tender in Luxembourg. As a result, the amount paid by us in a currency of legal tender in Luxembourg may not be readily convertible into the amount of U.S. dollars that we are obligated to pay under the indenture for our debt securities. However, any exchange losses incurred by the holders of our debt securities should be recoverable under Luxembourg law.

Luxembourg insolvency laws may adversely affect a recovery by the holders of the debt securities.

Under Luxembourg law, if we were declared bankrupt, our obligations under the debt securities:

•	would be enforceable in a currency which is of legal tender in Luxembourg;

•	would be subject to the outcome of, and priorities recognized in, the relevant proceedings;

•	would be satisfied at the time claims of all our unsecured creditors are satisfied if the relevant debt securities are unsecured; and

•	would cease to accrue interest.

Certain Luxembourg corporate law provisions do not apply to our debt securities.

As permitted by Luxembourg corporate law with respect to debt securities issued by a Luxembourg company under a law other than Luxembourg law, the debt securities will not be subject to the provisions of articles 86 to 94-8 of the Luxembourg law of 10th August 1915 on commercial companies, as amended (the “Luxembourg Companies

Law”) regarding bondholders’ rights. Accordingly, holders of our debt securities would not benefit from such provisions.

Risks Relating to our Shares

In deciding whether to purchase, hold or sell shares, you may not have access to as much information about us as you would in the case of a U.S. company.

There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, Luxembourg corporate and securities regulations governing Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg law and regulations in respect of corporate governance matters might not be as protective of minority shareholders as state corporation laws in the United States. Furthermore, IFRS, the accounting standards in accordance with which we prepare our consolidated financial statements, differ in certain material aspects from U.S. GAAP.

Holders of shares in the United States may not be able to exercise preemptive rights in certain cases.

Pursuant to Luxembourg corporate law, existing shareholders of the Company are generally entitled to preemptive subscription rights in the event of capital increases and issues of shares against cash contributions. Under the Company’s articles of association, the board of directors has been authorized to waive, limit or suppress such preemptive subscription rights until July 15, 2015. The Company may, however, issue shares without preemptive rights only in connection with any issuance of shares for, within, in conjunction with or related to an initial public offering of the Company’s shares on one or more regulated markets (in one or more instances), or if the newly-issued shares are issued for consideration other than cash, or are issued to directors, officers, agents or employees of the Company, its direct or indirect subsidiaries or its affiliates, or are issued upon conversion of convertible bonds or other instruments convertible into shares (provided, however, that the preemptive subscription rights of the then existing shareholders will apply in connection with any issuance of convertible bonds or other instruments convertible into shares). We intend to evaluate, at the time of any rights offering, the costs and potential liabilities associated with the exercise by holders of shares of the preemptive rights for shares, and any other factors we consider appropriate at the time, and then to make a decision as to whether to register additional shares.

It may be difficult to enforce judgments against us in U.S. courts.

The Company is a corporation organized under the laws of Luxembourg, and most of its assets are located outside the United States. Furthermore, most of the Company’s directors and officers named in our annual report reside outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or to enforce against us or them in U.S. courts judgments predicated upon the civil liability provisions of U.S. federal securities law. Likewise, it may be difficult for a U.S. investor to bring an original action in a Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against the Company, directors and officers. There is also uncertainty with regard to the enforceability of original actions in courts outside the United States of civil liabilities predicated upon the civil liability provisions of U.S. federal securities laws. Furthermore, the enforceability in courts outside the United States of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under applicable local law, including the condition that the judgment does not violate the public policy of the applicable jurisdiction.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any sales by us of the securities offered under this prospectus and the accompanying prospectus supplement to provide additional funds for general corporate purposes. We may set forth additional information on the use of net proceeds from the sale of securities we or selling security holders offer under this prospectus in the prospectus supplement relating to a specific offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets out Ternium’s ratios of earnings to fixed charges for each of the five years ended December 31, 2009, 2008, 2007, 2006 and 2005 and for the nine month period ended September 30, 2010, calculated in accordance with International Financial Reporting Standards and IFRIC interpretations as issued by the International Accounting Standards Board and adopted by the European Union, or IFRS. IFRS differ in certain significant respects from generally accepted accounting principles in the United States, commonly referred to as U.S. GAAP.

	Nine Month
	Period Ended	Year Ended December 31,
	September 30, 2010	2009	2008	2007	2006	2005

Ratios in accordance with IFRS	18.54	4.85	6.90	5.64	8.01	7.91

For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding income before equity in earnings of associated companies and income tax, fixed charges, amortization of capitalized interest and distributed income of equity investees and subtracting interest capitalized, and preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of adding interest expense, amortized premiums related to indebtedness and an appropriate portion of rentals representative of the interest factor within rental expense.

PRICE HISTORY OF AMERICAN DEPOSITARY SHARES

The Company’s ADSs are listed on the NYSE under the symbol “TX”. Trading on the NYSE began on February 1, 2006. As of December 6, 2010 a total of 2,004,743,442 shares were registered in the Company’s shareholder register.

As of January 28, 2011, a total of 27,364,319 ADSs were oustanding under Ternium’s ADS program. On January 28, 2011, the closing sales price for the ADSs on the NYSE was USD 38.30 per ADS.

New York Stock Exchange

Each ADS represents ten shares of the Company’s stock. The Bank of New York Mellon acts as the Company’s depositary for issuing ADRs evidencing the ADSs. The following tables sets forth, for the periods indicated, the high and low daily quoted closing prices for the Company’s shares, in the form of ADSs, traded on the NYSE.

	Price in USD per ADS
Full Financial Years Since Listing	High	Low

2007	40.18	22.97
2008	44.34	4.58
2009	35.10	5.67
2010	43.07	28.76

	Price in USD per ADS
Full Financial Quarters in 2009	High	Low

First quarter	10.98	5.67
Second quarter	18.38	6.95
Third quarter	27.32	17.00
Fourth quarter	35.10	23.29

	Price in USD per ADS
Full Financial Quarters in 2010	High	Low

First quarter	40.75	28.75
Second quarter	42.44	29.36
Third quarter	37.94	30.87
Fourth quarter	43.07	32.55

	Price in USD per ADS
Last Six Months	High	Low

August 2010	35.84	30.87
September 2010	35.29	31.53
October 2010	35.85	32.55
November 2010	36.93	33.67
December 2010	43.07	35.60
January 1 to January 28, 2010	43.26	38.30

Source: Bloomberg.

CAPITALIZATION

The following table sets forth Ternium’s consolidated capitalization as of September 30, 2010. This table was prepared in accordance with IFRS. You should read this table in conjunction with the financial statements and other financial information included and incorporated by reference in this prospectus that were prepared in accordance with IFRS.

As of September 30,
2010
Thousands of U.S. dollars

Borrowings:
Current borrowings(1)	509,674
Bank borrowings	514,256
Less: debt issue costs	(4,852)
Non-current borrowings	1,420,618
Bank borrowings	1,424,436
Less: debt issue costs	(3,818)

Total borrowings	1,930,292
Equity:
Capital and reserves attributable to Ternium’s equity holders	5,784,299
Non-controlling interest	1,108,031

Total equity	6,892,330

Total capitalization including non-controlling interest	8,822,622

(1)	In January 2011, Ternium Mexico made a scheduled repayment of USD249 million under its outstanding credit agreement.

THE SECURITIES

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus, separately or together:

•	senior or subordinated debt securities;

•	warrants to purchase debt securities; and

•	ordinary shares, which may be represented by ADSs, evidenced by ADRs.

LEGAL OWNERSHIP

In this prospectus and in any accompanying prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder (also referred to as the “direct” holder) will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose or the selling security holder chooses to issue, offer or sell ordinary shares represented by ADSs, the underlying ordinary shares represented by ADSs will be directly held by a custodian or depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our ordinary shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room. See “Available Information.”

Street Name and Other Indirect Holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if a debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were any event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described under the heading “— Special Situations When a Global Security Will Be Terminated” occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. As a result, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of the interest in the global security. The prospectus supplement will indicate whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”;

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”;

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”; and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The prospectus supplement will indicate whether the securities will be issued only as global securities and will name the depositary or depositaries for the securities.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will indicate whether your securities are represented by a master global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “— Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations for Global Securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities;

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

•	the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be direct holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

The prospectus supplement may also list additional circumstances in which a global security may be terminated that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg City or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page [10] entitled “Street Name and Other Indirect Holders.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue (separately or upon exercise of a debt warrant) in the form of one or more series of debt securities. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. The following summary is subject to and is qualified in its entirety by reference to all the provisions of the indenture and its associated documents, including the definitions of certain terms, and, with respect to any particular debt security, to the description of the terms of such debt securities that will be included in the applicable prospectus supplement.

General

The debt securities will be issued under an indenture, to be entered into between us and a trustee to be named in the applicable prospectus supplement, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will provide that debt securities may be issued from time to time in one or more series, without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any particular series. Specific issuances of debt securities may also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any corporate body required by applicable law. The particular terms of each series, or of debt securities forming part of a series, will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. This section summarizes material terms of the debt securities that are common to all series, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series.

We may issue debt securities at par, at a premium or as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue debt securities as indexed securities or securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

The prospectus supplement relating to a series of debt securities will describe the following terms of the series:

•	the title of such debt securities;

•	any limit on the aggregate principal amount of such debt securities or the series of which they are a part (including any provision for the future offering of additional debt securities of such series beyond any such limit);

•	whether the debt securities will be issued in registered or bearer form;

•	the date or dates on which the debt securities of the series will mature, if any, and any other date or dates on which we will pay the principal of the debt securities of the series, if any;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date or dates from which that interest will accrue;

•	the date or dates on which any interest on the debt securities of the series will be payable and the regular record date or dates we will use to determine who is entitled to receive interest payments;

•	the place or places where the principal and any premium and interest in respect of the debt securities of the series will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions on which any of such debt securities may be, at our option, redeemed or repurchased, in whole or in part, and the other material terms and provisions applicable to our redemption or repurchase rights;

•	the obligation, if any, we may have to redeem or repurchase any such debt securities, including at the option of the holder, the period or periods within which, the price or prices at which, and the terms and conditions on which any of such debt securities will be redeemed or repurchased, in whole or in part, pursuant to such obligation;

•	whether the debt securities will be senior or subordinated securities;

•	whether the debt securities will be our secured or unsecured obligations;

•	if other than $1,000 or an even multiple of $1,000, the denominations in which the series of debt securities will be issuable;

•	if other than U.S. dollars, the currency in which the debt securities of the series will be denominated or in which the principal of or any premium or interest on the debt securities of the series will be payable;

•	if we or you have a right to choose the currency, currency unit or composite currency in which payments on any of the debt securities of the series will be made, the currency, currency unit or composite currency that we or you may elect, the period during which we or you must make the election and the other material terms applicable to the right to make such elections;

•	if other than the full principal amount, the portion of the principal amount of the debt securities of the series that will be payable upon a declaration of acceleration of the maturity of the debt securities of the series;

•	any index or other special method we will use to determine the amount of principal or any premium or interest on the debt securities of the series;

•	the applicability of the provisions described under “Defeasance and Covenant Defeasance — Defeasance and Discharge”;

•	if applicable, a discussion of material U.S. federal and Luxembourg income tax, accounting or other considerations applicable to the debt securities;

•	if we issue the debt securities of the series in whole or part in the form of global securities as described under “Legal Ownership — Global Securities,” the name of the depositary with respect to the debt securities of the series, and the circumstances under which the global securities may be registered in the name of a person other than the depositary or its nominee if other than those described under “Legal Ownership — Global Securities”;

•	the securities clearance system(s) for the debt securities;

•	any covenants to which we will be subject with respect to the debt securities of the series; and

•	any other special features of the debt securities of the series that are not inconsistent with the provisions of the indenture.

In addition, the prospectus supplement will state whether we will list the debt securities of the series on any stock exchange and, if so, which one.

Debt securities may bear interest at fixed or floating rates. We may issue our debt securities at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a discount below their principal amount. Certain special U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. Moreover, certain special U.S. federal income tax or other considerations, if any, applicable to any debt securities which are denominated in a currency or currency unit other than the U.S. dollar may be described in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in denominations that are even multiples of $1,000 and in global registered form. You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange. You may exchange or transfer your registered debt securities at the office of the trustee. The trustee will maintain an office in New York,

New York. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a registered debt security will only be made if the security registrar is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities in order to freeze the list of holders to prepare the mailing during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the “regular record date” and will be stated in the prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on the registered debt securities at the corporate trust office of the applicable trustee in New York City. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder thereof by wire transfer of same-day funds.

Holders buying and selling debt securities must work out between themselves how to compensate for the fact that we will pay all the interest for an interest period to, in the case of registered debt securities, the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro-rate interest fairly between the buyer and seller. This pro-rated interest amount is called “accrued interest.”

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We must notify you of changes in the paying agents for the debt securities of any series that you hold.

Ranking

Unless otherwise provided in a prospectus supplement relating to any debt securities, our debt securities will not be secured by any of our assets or properties. As a result, the securities will effectively be subordinated to our secured indebtedness, if any, and indebtedness preferred by law.

The applicable prospectus supplement will indicate whether the debt securities are subordinated to any of our other debt obligations. If they are not subordinated, in the event of bankruptcy or liquidation proceeding against us, they will rank equally with all our other unsecured and unsubordinated indebtedness, except for indebtedness having priority by operation of law.

Restrictive Covenants

Other than as described below under “— Consolidation, Merger and Sale of Assets,” the indenture will not contain any provisions that would limit our ability to make payments, dispose of assets, enter into sale and leaseback transactions, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on our property, engage in businesses other than our present business or incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or other transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. Restrictive covenants, if any, with respect to any of our debt securities may be contained in the applicable supplemental indenture and described in the applicable prospectus supplement with respect to those securities. You should refer to the prospectus supplement relating to a particular series of debt securities for information about any deletions from, modifications of or additions to, the Events of Default or covenants of ours contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Consolidation, Merger and Sale of Assets

Under the indenture, except as described below, we will be generally permitted to consolidate or merge with another entity. We will also be permitted to sell or lease all or substantially all of our assets to another entity or to buy or lease all or substantially all of the assets of another entity. Generally, no vote by holders of debt securities approving any of these actions will be required, unless as part of the transaction we make changes to the indenture requiring your approval, as described later under “— Modification and Waiver.” We may take these actions as part of a transaction involving non-related third parties or as part of an internal corporate reorganization. We may take these actions even if they result in:

•	a lower credit rating being assigned to the debt securities; or

•	additional amounts becoming payable in respect of withholding tax, and the debt securities thus being subject to redemption at our option, as described later under “— Optional Tax Redemption.”

We will have no obligation under the indenture to seek to avoid these results, or any other legal or financial effects that are disadvantageous to you, in connection with a merger, consolidation or sale or lease of assets that will be permitted under the indenture.

We may merge into or consolidate with or convey, transfer or lease all or substantially all of our assets to another entity, provided that we may not take any of these actions unless all the following conditions are met:

•	If we merge out of existence or sell or lease all or substantially all of our assets, the other entity assumes our obligations under the debt securities and the indenture. In the case of sale or lease of all or substantially all of our assets, the assumption of the obligations under the debt securities and the indenture may be pursuant to a full and unconditional guarantee.

•	Immediately after giving effect to a merger, consolidation or sale or lease of all or substantially all of our assets, no event of default shall have occurred and be continuing under the debt securities and the indenture.

Notwithstanding the restrictions noted above, we may transfer or lease all or substantially all of our properties and assets to any wholly owned subsidiary, provided that we may not take such actions unless such wholly owned subsidiary expressly assumes the obligations under the debt securities and the indenture pursuant to a full and unconditional guarantee.

It is possible that the U.S. Internal Revenue Service or another relevant tax authority may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities. This could result in the recognition of taxable gain or loss and possible other adverse tax consequences.

Redemption and Repayment

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund; that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “— Optional Tax Redemption” below, we will not be entitled to redeem your debt security before its stated maturity unless the applicable prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless the applicable prospectus supplement specifies one or more repayment dates.

If the applicable prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulas used to determine the applicable redemption price. It may also specify one or more redemption periods during which the redemption price or prices relating to the redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed, the trustee will choose the debt securities to be redeemed by lot, or in the trustee’s discretion, pro-rata.

If the applicable prospectus supplement specifies a repayment date, your debt security will be repayable by us at our option on the specified repayment date at the specified repayment price, together with interest accrued and any additional amounts to the repayment date.

In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described under the heading “— Notices.”

If a debt security represented by a global security is subject to repayment at the holder’s option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

In the event that the option of the holder to elect repayment as described above is deemed to be a “tender offer” within the meaning of Rule 14e-1 under the Exchange Act, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

Subject to any restrictions that will be described in the prospectus supplement, we or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

Unless otherwise indicated in a prospectus supplement, we shall have the option (but not the obligation) to redeem, in whole but not in part, the debt securities where, as a result of a change in, execution of or amendment to any laws or treaties or the official application or interpretation of any laws or treaties, we would be required to pay additional amounts as described later under “Payment of Additional Amounts.” This applies only in the case of changes, executions or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed plus accrued interest and any additional amounts due up to, but not including, the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities.

Conversion or Exchange Rights

If debt securities of any series are convertible or exchangeable, the applicable prospectus supplement will specify:

•	the type of securities into which they may be converted or exchanged;

•	the conversion price or exchange ratio, or its method of calculation;

•	whether conversion or exchange is mandatory or at the holder’s election;

•	how and when the conversion price or exchange ratio may be adjusted; and

•	any other important terms concerning the conversion or exchange rights.

Payment of Additional Amounts

Unless otherwise required by law, we will not deduct or withhold from payments made with respect to the debt securities on account of any current or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature, which we refer to as “Taxes,” imposed or levied by or on behalf of Luxembourg or, if succeeded by another entity, the jurisdiction in which such successor entity is organized, or any political subdivisions or taxing authority thereof or therein having power to tax, which we refer to as a “Taxing Authority.” In the event that we are required to withhold or deduct any amount for or on account of such Taxes from any payment made under or with respect to any debt securities, we will except in the circumstances set forth below pay such additional amounts so that the net amount received by each holder of debt securities, including the additional amounts, will equal the amount that such holder would have received if such Taxes had not been required to be withheld or deducted. We refer to the amounts that we are required to pay to preserve the net amount receivable by the holders of debt securities as “Additional Amounts.”

Our obligation to pay Additional Amounts is, however, subject to several important exceptions. Additional Amounts will not be payable with respect to a payment made to a holder of debt securities to the extent:

•	that any such Taxes would not have been so imposed but for the existence of any current or former connection between such holder and the jurisdiction of the Taxing Authority imposing such Taxes, other than the mere receipt of such payment, acquisition, ownership or disposition of such debt securities or the exercise or enforcement of rights under the debt securities or the indenture;

•	that any such Taxes are imposed on or measured by net income of the beneficiary or holder or his net wealth or similar;

•	of any such Taxes required to be withheld by any paying agent from any payment of principal or of interest on the debt securities, if such payment can be made without withholding by any other paying agent and we duly provide for such other paying agent;

•	of any estate, inheritance, gift, sales, transfer, or personal property Taxes imposed with respect to the debt securities, except as otherwise provided in the indenture;

•	that any such Taxes are payable other than by deduction or withholding from payments on the debt securities;

•	that any such Taxes would not have been imposed but for the presentation of the debt securities, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the debt securities been presented for payment on any date during such 30-day period;

•	that such holder would not be liable or subject to such withholding or deduction of Taxes but for the failure to make a valid declaration of non-residence, residence or other similar claim for exemption or to provide a certificate, if:

(1) the making of such declaration or claim or the provision of such certificate is required or imposed by statute, treaty, regulation, ruling or administrative practice of the relevant Taxing Authority as a precondition to an exemption from, or reduction in, the relevant Taxes; and

(2) at least 60 days prior to the first payment date with respect to which we shall apply this condition, we shall have notified all holders of the debt securities in writing that they shall be required to provide such declaration or claim;

•	that any such Taxes are imposed on a payment on the debt securities to an individual or ‘residual entity’ established in a Member State of the European Union or certain dependent and associated territories (of certain EU Member States) and is required to be made pursuant to any European Union directive on the taxation of savings income relating to the directive approved by the European Parliament on March 14, 2002, or otherwise implementing the conclusions of the Economic and Financial Council of Ministers of the member states of the European Union (ECOFIN) Council meeting of November 26 and 27, 2000 and/or related Accords or any law implementing or complying with, or introduced in order to conform to, any such directive and/or related Accords;

•	that any such Taxes are imposed or to be withheld pursuant to the Luxembourg law of 23rd December 2005;

•	of any combination of the above conditions.

Such Additional Amounts also will not be payable where, had the beneficial owner of the debt securities been the holder of such debt securities, it would not have been entitled to payment of Additional Amounts by reason of the conditions set forth above. The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.

We will also:

•	withhold or deduct the Taxes as required;

•	remit the full amount of Taxes deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws;

•	use our reasonable efforts to obtain from each Taxing Authority imposing such Taxes copies of tax receipts evidencing the payment of any Taxes deducted or withheld; and

•	upon request, and to the extent reasonably practicable, make available to the holders of the debt securities, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, copies of tax receipts evidencing such payment by us or if, notwithstanding our efforts to obtain such receipts, the same are not obtainable, other evidence of such payments.

At least 30 days prior to each date on which any payment under or with respect to the debt securities is due and payable, if we will be obligated to pay Additional Amounts with respect to such payment, we will deliver to the trustee an officer’s certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the trustee to pay such Additional Amounts to holders of the debt securities on the payment date.

In addition, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in Luxembourg or the United States or any political subdivision or taxing authority of or in the foregoing in respect of the creation, issue, offering, enforcement, redemption or retirement of the debt securities if and to the extent any such creation, issue, offering, enforcement, redemption or retirement was required pursuant to applicable law or ordered by a court or Taxing Authority.

The foregoing provisions shall survive any termination or the discharge of the indenture and shall apply to any jurisdiction in which any successor to us is organized or is engaged in business for tax purposes or any political subdivisions or taxing authority or agency thereof or therein.

Whenever in the indenture, the debt securities, in this “Description of Debt Securities” or in the applicable prospectus supplement there is mentioned, in any context, the payment of principal, premium, if any, redemption price, interest or any other amount payable under or with respect to any note, such mention includes the payment of Additional Amounts to the extent payable in the particular context.

In the event that Additional Amounts actually paid with respect to the debt securities pursuant to the preceding paragraphs are based on rates of deduction or withholding of Taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result thereof such holder is entitled to make a claim for a refund or credit of such excess from the Taxing Authority imposing such Taxes, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title and interest to any such claim for a refund or credit of such excess to us. However, by making such assignment, the holder makes no representation or warranty that we will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

Defeasance and Covenant Defeasance

We may, to the extent indicated in the applicable prospectus supplement, elect, at our option at any time, to have the provisions of the indenture relating to defeasance and discharge of indebtedness or to defeasance of certain restrictive covenants in the indenture, applied to the debt securities of any series, or to any specified part of a series.

Defeasance and Discharge.  Upon the exercise of our option, if any, to have applied the provisions of the indenture relating to defeasance and discharge, we will be discharged from all our payment and other obligations, and the provisions relating to subordination, if any, will cease to be effective, with respect to such debt securities, subject to certain exceptions, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, as such term is defined in the indenture, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on their respective stated maturities. Such defeasance may occur only if we have complied with certain conditions that will be set forth in the relevant indenture.

Defeasance of Certain Covenants.  Upon the exercise of our option, if any, to have applied the provisions of the indenture relating to defeasance of certain restrictive covenants in the indenture, we may omit to comply with certain restrictive covenants, including any that may be described in the applicable prospectus supplement, and the occurrence of certain events of default as specified in the applicable prospectus supplement, will be deemed not to be or result in an event of default and the provisions relating to subordination, if any, will cease to be effective, in each case with respect to such debt securities, subject to certain exceptions, upon the deposit in trust for the benefit of the holders of such debt securities of money or U.S. Government Obligations, as such term is defined in the indenture, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective stated maturities. Such defeasance or discharge may occur only if we have complied with certain conditions that will be set forth in the relevant indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to the debt securities of any series:

•	failure to pay principal of or any premium on any debt securities of such series when due, continued for 14 days;

•	failure to pay any interest on any debt securities of such series when due, continued for 30 days;

•	failure to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the trustee, or the holders of at least 37.5% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture;

•	failure to pay when due (subject to any applicable grace period) any principal in an amount exceeding $50 million under an agreement evidencing indebtedness for money we borrowed, or acceleration of any indebtedness for money we borrowed having an aggregate principal amount outstanding of at least $50 million, if, in the case of any such failure, such indebtedness has not been discharged or, in the case of any such acceleration, such indebtedness has not been discharged or such acceleration has not been rescinded or annulled, in each case within 30 days after written notice has been given by the trustee, or the holders of at least 37.5% in aggregate principal amount of the outstanding debt securities of that series, as provided in the indenture; and

•	certain events in bankruptcy, insolvency or reorganization.

The applicable prospectus supplement will describe any additional events of default.

If an event of default (other than an event of default related to certain events in bankruptcy, insolvency or reorganization) with respect to the debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of not less than 37.5% in principal amount of the outstanding debt securities of such series by notice as provided in the indenture may declare the principal amount of the debt securities of such series (or, in the case of any debt security that is an original issue discount security or the principal amount of which is not then determinable, such portion of the principal amount of such security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an event of default related to certain events in bankruptcy, insolvency or reorganization with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of such series (or, in the case of any such original issue discount security or other debt security, such specified amount) will automatically, and without any action by the trustee or any holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “— Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series, (ii) the holders of at least 37.5% in aggregate principal amount of the outstanding debt securities of such series have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceeding as trustee and (iii) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

We will be required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults. The indenture provides that if a default occurs with respect to debt securities of any series, the trustee will give the holders of the relevant series notice of the default when, as and to the extent provided by the Trust Indenture Act of 1939. However, in the case of any default under any covenant with respect to the series, no notice of default to holders will be given until at least 30 days after the occurrence of the default.

An event of default under any of our other outstanding or future debt instruments or guarantees shall not constitute an event of default under the terms of the indenture and the debt securities described in this prospectus.

Modification and Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval.  First, there are changes that cannot be made to your debt securities without your specific approval. These are the following types of changes:

•	change the stated maturity of the principal, interest or premium on a debt security;

•	reduce any amounts due on a debt security;

•	change any obligation to pay the additional amounts described under “— Payment of Additional Amounts”;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment, conversion or exchange;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with various provisions of the indenture or to waive specified defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the indenture.

Changes Requiring a Majority Vote.  The second type of change to the indenture and the debt securities is the kind that requires a vote of approval by the holders of debt securities that together represent a majority of the outstanding aggregate principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect. For example, this vote would be required for us to obtain a waiver of all or part of any covenants described in an applicable prospectus supplement or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously beginning above under “Modification and Waiver — Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval.  The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect holders of the debt securities in any material respect, such as adding covenants, additional events of default or successor trustees.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	Debt securities that we, any of our affiliates and any other obligor under the debt securities acquire or hold will not be counted as outstanding when determining voting rights.

•	For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that security described in the prospectus supplement for that security.

•	For debt securities denominated in one or more foreign currencies, currency units or composite currencies, we will use the U.S. dollar equivalent as of the date on which such debt securities were originally issued.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described under “Defeasance and Covenant Defeasance — Defeasance and Discharge.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or, if it sets the record date, the trustee may specify. We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Notices

Notices to be given to direct holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to direct holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Further Issues

We may from time to time, without notice to or the consent of the holders of debt securities previously offered under this prospectus, create and issue additional debt securities having the same terms as and ranking equally and ratably with the debt securities previously offered under this prospectus in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional debt securities or except for the first payment of interest following the issue date of such additional debt securities), so that such additional debt securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as, those debt securities.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the law of the State of New York. We will consent to the non-exclusive jurisdiction of any U.S. federal court sitting in the borough of Manhattan, City of New York, New York, United States and any appellate court from any thereof.

As permitted by applicable law, the provisions of articles 86 to 94-8 of the Luxembourg Companies Law will not apply.

Consent to Service of Process

The indenture will provide for the appointment of an authorized agent for service of process in any legal action or proceeding arising out of or relating to the indenture or the debt securities offered under the indenture brought in any federal or state court in the Borough of Manhattan, City of New York, New York, United States and will identify such agent for service of process. In addition, we will irrevocably submit to the non-exclusive jurisdiction of such courts in any such legal action or proceeding.

Regarding the Trustee

We may appoint a trustee with whom we and/or some of our affiliates maintain banking relations in the ordinary course of business. If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving us default notice or our default having to exist for a specified period of time were disregarded, the trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939. In that case, the trustee may be required to resign as trustee under the applicable indenture and we would be required to appoint a successor trustee.

DESCRIPTION OF DEBT WARRANTS

We may issue warrants to purchase our debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent, all as will be set forth in the applicable prospectus supplement.

The following briefly summarizes the material terms that will generally be included in a debt warrant agreement. However, we may include different terms in the debt warrant agreement for any particular series of debt warrants and such other terms and all pricing and related terms will be disclosed in the applicable prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the related debt warrant agreement which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

General

We may issue warrants for the purchase of our debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be issued separately or together with debt securities.

The debt warrants are to be issued under debt warrant agreements to be entered into by us and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the applicable prospectus supplement. At or around the time of an offering of debt warrants, a form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Debt Warrants to Be Described In the Prospectus Supplement

The particular terms of each issue of debt warrants, the debt warrant agreement relating to such debt warrants and such debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency, currency unit or composite currency in which the exercise price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities that can be purchased upon exercise of the debt warrants;

•	the title, aggregate principal amount and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	if applicable, whether and when the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities that can be purchased upon exercise of each debt warrant and the exercise price;

•	the date on or after which the debt warrants may be exercised and any date or dates on which this right will expire in whole or in part;

•	if applicable, a discussion of material U.S. federal and Luxembourg income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

•	the maximum or minimum number of debt warrants that you may exercise at any time; and

•	any other terms of the debt warrants.

You may exchange your debt warrant certificates for new debt warrant certificates of different denominations but they must be exercisable for the same aggregate principal amount of debt securities. If your debt warrant certificates are in registered form, you may present them for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise indicated in a prospectus supplement, before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal or any premium or interest on the debt securities that can be purchased upon such exercise, or to enforce any of the covenants in the indenture relating to the debt securities that may be purchased upon such exercise.

Exercise of Debt Warrants

Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder to purchase a principal amount of debt securities for cash at an exercise price in each case that will be set forth in, or to be determined as set forth in, the applicable prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the applicable prospectus supplement. After the close of business on the expiration date or any later date to which we extend the expiration date, unexercised debt warrants will become void.

Debt warrants may be exercised as set forth in the prospectus supplement applicable to the particular debt warrants. Upon delivery of payment of the exercise price and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities that can be purchased upon such exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining unexercised debt warrants. Holders of debt warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying debt securities in connection with the exercise of the debt warrants.

Street name and other indirect holders of debt warrants should consult their bank or brokers for information on how to exercise their debt warrants.

DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares of common stock, together with the additional information we may include in any applicable prospectus supplement, is a summary of the material terms of the Company’s updated and consolidated articles of association and applicable Luxembourg law regarding our ordinary shares and the holders thereof. They may not contain all of the information that is important to you. The following description is qualified in its entirety by reference to the Company’s updated and consolidated articles of association, copies of which are filed with the SEC as an exhibit to our Annual Report, which is incorporated by reference herein, and applicable Luxembourg law.

General

The Company has an authorized share capital of a single class of 3.5 billion shares having a nominal value of USD1.00 per share. The Company’s authorized share capital is fixed by its articles of association, as amended from time to time, with the approval of shareholders at an extraordinary general shareholders’ meeting. The extraordinary general meeting of shareholders held on June 2, 2010 renewed the validity of the Company’s authorized share capital for a period of five years as of July 15, 2010, the date of publication of the deed recording the minutes of such meeting in Luxembourg’s official gazette. As of January 28, 2011, there were 2,004,743,442 shares issued. All issued shares are fully paid.

The Company’s articles of association authorized the board of directors or any delegate(s) duly appointed by the board of directors, to issue shares within the limits of its authorized share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves, at such times and on such terms and conditions, including the issue price, as the board of directors or its delegates may at their discretion determine. The extraordinary general meeting of shareholders held on June 2, 2010 renewed this authorization for a period of five years as of July 15, 2010, the date of publication of the deed recording the minutes of such meeting in Luxembourg’s official gazette. Accordingly, shares may be issued up to the authorized share capital limit of USD3.5 billion by a decision of the board of directors or any delegate(s) duly appointed by it, and on the terms and conditions determined by the board of directors or its delegate(s). The terms and conditions of any particular issuance of shares will be set forth in the relevant prospectus supplement.

Additionally, the Company’s shareholders have authorized the board of directors to waive, suppress or limit any pre-emptive subscription rights of shareholders provided for by law to the extent it deems such waiver, suppression or limitation advisable for any issue or issues of shares within the authorized share capital. However, if and from the date the Company’s shares are listed on a regulated market (and only for as long as they are so listed), any issuance of shares for cash within the limits of the authorized share capital shall be subject to the pre-emptive subscription rights of the then existing shareholders (as set out in the articles of association), except in the following cases (in which cases no pre-emptive rights shall apply):

(a) any issuance of shares for, within, in conjunction with or related to, an initial public offering of Ternium’s shares on one or more regulated markets (in one or more instances);

(b) any issuance of shares against a contribution other than in cash;

(c) any issuance of shares upon conversion of convertible bonds or other instruments convertible into shares; provided, however, that the pre-emptive subscription rights of the then existing shareholders shall apply by provision of Ternium’s articles of association in connection with any issuance of convertible bonds or other instruments convertible into shares for cash; and

(d) any issuance of shares (including by way of free shares or at a discount), up to an amount of 1.5% of the issued share capital of the Company, to directors, officers, agents or employees of the Company, its direct or indirect subsidiaries, or its Affiliates (as such term is defined in the Company’s articles of association), including without limitation the direct issue of shares or upon the exercise of options, rights convertible into shares, or similar instruments convertible or exchangeable into shares issued for the purpose of, or in relation to, compensation or incentive of any such persons.

Dividends

Subject to applicable law, all shares (including shares underlying ADSs) are entitled to participate equally in dividends when, as and if declared by the shareholders at the ordinary general shareholders’ meeting, out of funds legally available for such purposes. Under Luxembourg law, claims for dividends will lapse five years after the date such dividends are declared. However, we may elect to pay a declared dividend after such period. The shareholders may, at an ordinary general shareholders’ meeting, which every shareholder has the right to attend in person or by proxy, declare a dividend under Article 21 of the Company’s articles of association.

Under Article 21 of the articles of association, the Company’s board of directors has the power to distribute interim dividends in accordance with the conditions that apply to commercial companies set forth in particular in Section 72-2 of the Luxembourg Companies Law.

Pursuant to Luxembourg law, at least 5% of our net profits per year must be allocated to the creation of a legal reserve until such reserve has reached an amount equal to 10% of our issued share capital. If the legal reserve later falls below the 10% threshold, at least 5% (or such lower amount required to reach the 10% threshold) of net profits again must be allocated toward the reserve. The Company’s legal reserve represented 10% of its share capital as of September 30, 2010. The legal reserve is not available for distribution.

Voting Rights; Shareholders’ Meetings; Election of Directors

Each share entitles the holder to one vote at the Company’s general shareholders’ meetings. Shareholder action by written consent is not permitted, but proxy voting is permitted. Notices of general shareholders’ meetings are governed by the provisions of Luxembourg law and the Company’s articles of association. Notices of such meetings must be published twice, at least at an eight-day interval, the second notice appearing at least eight days prior to the meeting, in the Luxembourg Official Gazette and in a leading newspaper having general circulation in Luxembourg. If an extraordinary general shareholders’ meeting is adjourned for lack of a quorum, notices must be published twice, in the Luxembourg Official Gazette and two Luxembourg newspapers, at a 15-day interval, the second notice appearing at least 15 days prior to the meeting. In case the Company’s shares are listed on a foreign regulated market, notices of general shareholders’ meetings shall also be published in accordance with the publicity requirements of such regulated market. No attendance quorum is required at ordinary general shareholders meetings and resolutions are adopted by a simple majority vote of the shares present or represented and voted at the meeting. An extraordinary general shareholders meeting must have a quorum of at least 50% of the issued share capital. If a quorum is not reached, such meeting may be reconvened at a later date with no quorum requirements by means of the appropriate notification procedures provided for by Luxembourg company law. In both cases, Luxembourg company law and the Company’s articles of association require that any resolution of an extraordinary general shareholders’ meeting be adopted by a two-thirds majority of the votes of the shares present or represented. If a proposed resolution consists of changing the Company’s nationality or of increasing the shareholders’ commitments, the unanimous consent of all shareholders is required. Directors are elected at ordinary general shareholders meetings. Cumulative voting is not permitted. The Company’s articles of association do not provide for staggered terms and directors are elected for a maximum of one year and may be reappointed or removed at any time, with or without cause, by resolution passed by a simple majority vote of the shares present or represented and voted. In the case of a vacancy occurring in the Board of Directors, the remaining directors shall have the right to temporarily fill such vacancy by the affirmative vote of a majority of the remaining directors. The term of a temporary director elected to fill a vacancy shall expire at the end of the term of office of the replaced director; provided however that the next Shareholder’s Meeting shall be called upon to proceed with the definitive election of any temporary member of the Board of Directors so elected.

The annual ordinary general shareholders meetings shall take place in Luxembourg on the first Wednesday of every June at 2:30 p.m., Luxembourg time. If that day is a legal or banking holiday in Luxembourg, the meeting shall be held on the following business day.

Any shareholder holding on the fifth calendar day preceding the applicable general shareholders’ meeting (the “Record Date”) shall be admitted to such general shareholders’ meeting. Those shareholders who have sold their shares between the Record Date and the date of the general shareholders’ meeting, may not attend or be represented at the meeting.

In the case of shares held through fungible securities accounts, each shareholder may exercise all rights attached to his shares and, in particular, may participate in and vote at shareholders’ meetings of the Company upon presentation of a certificate issued by the financial institution or professional depositary holding the shares, evidencing such deposit and certifying the number of shares recorded in the relevant account on the Record Date. Such certificate must be filed at least five days before the meeting with the Company at its registered address or at the address stated in the convening notice or, in case the Company’s shares are listed on a regulated market, with an agent of the Company located in the country of the listing and designated in the convening notice. In case any such holder wishes to vote by proxy, the holder shall have to present a completed proxy form together with the certificate previously referred, by the same date and time and at the same addresses.

The board of directors and the shareholders’ meeting may, if they deem so advisable, reduce these periods of time for all shareholders and admit all shareholders (or their proxies) who have filed the appropriate documents to the general shareholders’ meeting, irrespective of these time limits.

Access to Corporate Records

Luxembourg law and the Company’s articles of association do not generally provide for shareholder access to corporate records. Shareholders may inspect the annual accounts and auditors’ reports at the Company’s registered office during the fifteen-day period prior to the annual general shareholders’ meeting.

Appraisal Rights

In case the shares of the Company are listed on one or more regulated markets, and in the event the shareholders, in a general meeting, approve any of the following:

•	the delisting of the Company’s shares from all regulated markets where the Company’s shares are listed at that time, excluding a delisting made pursuant to an offer to all of the Company’s shareholders made by a business entity subject to common control with the Company, whereby such business entity offers to issue, in exchange for the Company’s shares, shares to be listed on the same regulated market(s) on which the Company’s shares are listed;

•	a merger in which the Company is not the surviving entity (unless the shares or other equity securities of such entity are listed on the New York or London stock exchanges);

•	a sale, lease, exchange or other disposition of all or substantially all of the Company’s assets;

•	an amendment to our articles of association that has the effect of materially changing the Company’s corporate purpose;

•	the relocation of the Company’s domicile outside the Grand Duchy of Luxembourg; or

•	amendments to the Company’s articles of association that restrict the rights of its shareholders (excluding any amendments in relation with, or to, the authorized share capital and/or the waiver or suppression of any preferential subscription rights relating thereto);

dissenting or absent shareholders have the right to have their shares repurchased by the Company at (i) the average market value of the shares over the 90 calendar days preceding the applicable general shareholders’ meeting or (ii) in the event that the Company’s shares are not traded on any regulated market, the amount that results from applying the proportion of the Company’s equity that the shares being sold represent over the Company’s net worth as determined in its last consolidated financial statements approved by the shareholders or in its last interim consolidated financial statements approved by the board of directors, whichever is more recent. Shareholders who voted in favor of the relevant resolution are not entitled to exercise this right.

Dissenting or absent shareholders must present their claim within one month following the date of the applicable general shareholders’ meeting and supply the Company with evidence of their shareholding at the time of such meeting. The Company must (to the extent permitted by applicable laws and regulations and in compliance therewith) repurchase its shares within six months following the date of the applicable general shareholders’ meeting.

If delisting from one or more, but not all, of the regulated markets where the Company’s shares are listed is approved in a shareholders’ meeting, only dissenting or absent shareholders with shares held through participants in the local clearing system for that market or those markets can exercise this appraisal right if:

•	they held the shares as of the date of the announcement by the Company of its intention to delist or as of the date of publication of the first convening notice for the general shareholders’ meeting that approved the delisting;

•	they present their claim within one month following the date of the general shareholders’ meeting and supply evidence of their shareholding as of the date of the Company’s announcement or the publication of the first convening notice to the meeting; and

•	the delisting is not being made pursuant to an offer to all of the Company’s shareholders made by a business entity subject to common control with the Company, whereby such business entity offers to issue, in exchange for the Company’s shares, shares to be listed on the same regulated market(s) on which such dissenting or absent shareholders hold their shares through participants in the local clearing system for that market or markets.

In the event a shareholder exercises its appraisal rights, applicable Luxembourg law provisions shall apply.

Distribution of Assets on Winding-up

In the event of the Company’s liquidation, dissolution or winding-up, the net assets remaining after allowing for the payment of all debts, charges and expenses shall be paid out to holders of the Company’s shares in proportion to their respective holdings.

Transferability and Form

The Company’s articles of association do not contain any redemption or sinking fund provisions, nor do they impose restrictions on the transfer of shares. The shares are issuable in registered form only.

The ownership of registered shares is evidenced by the inscription of the name of the shareholder, the number of shares held by such shareholder and the amount paid on each share in the Company’s shareholders’ register. In addition, the Company’s articles of association provide that shares may be held through fungible securities accounts with financial institutions or other professional depositaries. Shares held through fungible securities accounts have the same rights and obligations as shares recorded in Company’s shareholders’ register.

Shares held through fungible securities accounts may be transferred in accordance with customary procedures for the transfer of securities in book-entry form. Shares that are not held through fungible securities accounts may be transferred by a written statement of transfer signed by both the transferor and the transferee or their respective duly appointed attorney-in-fact and recorded in the Company’s shareholders’ register. The transfer of shares may also be made in accordance with the provisions of Article 1690 of the Luxembourg Civil Code. As evidence of the transfer of registered shares, the Company may accept any correspondence or other documents evidencing the agreement between transferor and transferee as to the transfer of registered shares.

BNP Paribas Securities Services, (Luxembourg branch), maintains the Company’s shareholders’ register.

Repurchase of Company Shares

The Company may repurchase its own shares in the cases and subject to the conditions set by the Luxembourg Companies Law and, in the case of acquisitions of shares or ADSs made through the NYSE, with any applicable laws and regulations of such market. See Item 16.E “Purchases of Equity Securities by the Issuer and Affiliated Purchasers” in the Company’s Annual Report for further information on the authorization granted on June 2, 2010, by the Company’s annual general shareholders meeting to the Company or its subsidiaries to repurchase the Company’s shares, including shares represented by ADRs.

Limitation on Securities Ownership

There are no limitations currently imposed by Luxembourg law or the articles of association on the rights of non-resident shareholders to hold or vote their shares.

Change in Control

None of our outstanding securities has any special control rights. The Company’s articles of association do not contain any provision that would have the effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporate restructuring involving the Company. In addition, the Company does not know of any significant agreements or other arrangements to which the Company is a party and which take effect, alter or terminate in the event of a change of control of the Company.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The following description of ADSs, together with the additional information we may include in any applicable prospectus supplement, is applicable to any international offering of ordinary shares represented by ADSs and evidenced by ADRs.

ADSs representing the Company’s ordinary shares are listed on the NYSE under the symbol “TX.” Trading on the NYSE began on February 1, 2006. As of December 6, 2010, a total of 2,004,743,442 shares were registered in the Company’s shareholder register.

As of January 28, 2011, a total of 27,364,319 ADSs were oustanding under Ternium’s ADS program. On January 28, 2011, the closing sales price for the ADSs on the NYSE was USD 38.30 per ADS.

The Bank of New York Mellon (formerly The Bank of New York) is the depositary for the Company’s ADSs. Each of our ADSs represents an ownership interest in ten of our shares deposited with the custodian, as agent of the depositary, under the deposit agreement among the Company, the depositary and all registered holders and beneficial owners of ADSs. Each ADS will also represent any securities, cash or other property deposited with the depositary but which have not been distributed directly to ADS holders. ADSs are evidenced by ADRs.

The depositary’s office is located at 101 Barclay Street, New York, New York 10286.

Investors may hold our ADSs either directly or indirectly through brokers or other financial institutions. If you hold our ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADS holder. This description assumes you hold our ADSs directly. If you hold our ADSs through your broker or financial institution nominee, you must rely on the procedures of your broker or financial institution to assert the rights of an ADS holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Luxembourg law governs shareholders rights. The depositary will be the holder of the shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights.

Certain shareholders rights under Luxembourg law, including the right to vote, to receive dividends and distributions, to bring actions, to examine the books and records and to exercise appraisal rights may not be available to holders of ADSs, or may be subject to restrictions and special procedures for their exercise. Holders of ADSs only have those rights that are expressly granted to them in the deposit agreement. The depositary, through its custodian, is the registered shareholder of the deposited securities and therefore only the depositary can exercise the shareholders rights in connection with the deposited securities. For example, if we make a distribution in the form of securities, the depositary is allowed, at its discretion, to sell that right to acquire those securities on your behalf and to instead distribute the proceeds to you. The deposit agreement sets out ADS holder rights and the procedures for the exercise of such rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADS which contains the terms of ADSs. You can read a copy of the form of deposit agreement which is filed as an exhibit to and incorporated herein by reference from the registration statement on Form F-6 for the ADSs, filed with the SEC on January 11, 2006 (File No. 333-130952). You may also obtain a copy of the deposit agreement at the SEC’s public reference room. See “Available Information.”

Share dividends and other distributions

We may make various types of distributions with respect to our shares. The depositary has agreed to pay to you the dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses and any amount required to be withheld on account of taxes or other governmental charges. You will receive these distributions in proportion to the number of underlying shares that your ADSs represent.

Except as stated below, to the extent the depositary is legally permitted it will deliver the distributions to ADS holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute to ADS holders any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to:

•	appropriate reductions for taxes withheld;

•	any reason that results in the depositary not being able to make available such distribution to any ADS holder(s) or to dispose of a distribution and make available the net proceeds thereof to any ADS holder(s); and

•	deduction of the depositary’s fees, if applicable, and the depositary’s expenses, including those incurred in (i) converting any foreign currency to U.S. dollars to the extent that it determines that the conversion may be made on a reasonable basis, (ii) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that the transfer may be made on a reasonable basis, (iii) obtaining any approval or license of any governmental authority required for the conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (iv) making any sale by public or private means.

•	Shares. In the case of a distribution in shares, the depositary may deliver additional ADSs representing those shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed to the ADS holders entitled thereto. In the event we offer to the owners of any deposited securities an option to elect to receive dividends in fully paid shares instead of cash, we and the depositary shall consult to determine whether to make the option available to the ADS holder and the procedures to be followed.

•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, the depositary will, after consulting with the Company, be permitted to decide whether to (i) make such rights available to the ADS holders and determine the procedure to be followed for this purpose or (ii) dispose of such rights on behalf of any ADS holders and distribute the net proceeds in cash. However, if requested by the Company, the depositary will take the following actions:

•	distribute to each holder of an ADS warrants or other instruments, or use any other method in order to facilitate the exercise, sale or transfer of rights by ADS holders, pursuant to a rights agency agreement to be entered between the Company and the depositary; or

•	if it is not lawful or feasible to distribute such rights to ADS holders or if the rights appear to be about to lapse, use reasonable efforts to sell the rights and distribute the net proceeds as cash.

•	Other distributions. In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute the securities or property in any manner it deems equitable and practicable; or

•	to the extent the depositary deems distribution of the securities or property not to be equitable and practicable, after consultation with us to the extent practicable, adopt such method as it may deem equitable and practicable for the purpose of making the distribution, including but not limited to the sale of the securities or property and the distribution of any net proceeds in the same way it distributes cash.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADS holders. ADS holders in the United States may not be able to exercise pre-emptive rights and/or receive other distributions if such securities are not registered under the Securities Act or exempted from such requirement. If the depositary is not permitted or is otherwise unable to sell any rights, such rights may lapse with no consideration received by ADS holders.

The depositary may choose any practical method of distribution for any specific ADS holder, including the distribution of foreign currency, securities or property, or it may retain the items, without paying interest on or investing them, on behalf of the ADS holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders.

The depositary may not be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, and these transactions may not be completed within a specified time period.

Deposit of ADSs

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian.

Shares deposited in the future with the custodian must be accompanied by certain documents, including instruments showing that the shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made. Shares may be so deposited through the electronic transfer of shares to the account maintained by the custodian for that purpose.

The custodian will hold all deposited shares for the account of the depositary.

The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will deliver an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which the person is entitled. ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

Surrender of ADSs and withdrawal of shares

When you turn in your ADSs at the depositary’s office, the depositary will, upon payment of applicable fees, charges and taxes, and upon receipt of proper instructions (in accordance with the terms of the deposit agreement), deliver the underlying shares in accordance with your instructions.

The depositary may only restrict the withdrawal of deposited securities in connection with the following conditions set forth in paragraph I(A)(1) of the General Instructions (or any successor provisions thereto) to Form F-6 (as the same may be amended from time to time):

•	temporary delays caused by closing our transfer books or those of the depositary;

•	compliance with any laws or government regulations relating to ADRs or to the withdrawal of deposited securities; or

•	the payment of fees, taxes and similar charges.

Voting rights

You may not attend or directly exercise voting rights in shareholders’ meetings but you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Each of your ADSs represents ten shares. After receiving voting materials from us, if we ask it to, the depositary will notify the ADS holders of any shareholders’ meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date the depositary will set. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. If we asked the depositary to solicit your instructions and the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by the Company to vote the number of deposited securities represented by your ADSs, in favor of any proposal or recommendations made by the Company. The depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	we think there is substantial shareholder opposition; or

•	we think it materially and adversely affects the rights of holders of shares.

Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Record dates

The depositary may fix record dates for the determination of the ADS holders who will be entitled:

•	to receive a dividend, distribution or rights, or

•	to give instructions for the exercise of voting rights at a meeting of holders of shares or other deposited securities,

all subject to the provisions of the deposit agreement.

Reports and other communications

The depositary will make available for inspection by ADS holders any written communications from us (including proxy soliciting material) which are both (i) received by the depositary as a holder of deposited securities and (ii) made generally available to the holders of such deposited securities. We will furnish these communications in English when so required by any SEC rules or regulations.

Additionally, if we make any written communications generally available to holders of our shares, we will provide copies to the depositary or the custodian. When the depositary or the custodian actually receives those written communications, the depositary will, if we ask it to, mail copies of them to all ADS holders or make such communications available to them on a basis similar to the one applicable for shareholders or on such other basis as the Company may advise according to applicable laws and regulations.

Fees and expenses

ADS holders may be required to pay to the depositary, either directly or indirectly, fees or charges up to the amounts set forth below:

Depositary Services	Associated Fee

Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property	USD5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates	USD5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Any cash distribution to ADS registered holders	USD0.02 (or less) per ADSs
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS (e.g. stock transfer taxes, stamp duty or withholding taxes)	As necessary
Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares	Registration or transfer fees
Cable, telex and facsimile transmissions	Expenses of the depositary
Conversion of foreign currency	Expenses of the depositary
Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS registered holders	A fee equivalent to the fee that would be payable if securities distributed to ADS holders had been shares and the shares had been deposited for issuance of ADSs
Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time.

Payment of taxes

ADS holders or beneficial owners must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS, deposited security or distribution. If an ADS holder or a beneficial owner owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions or (ii) sell deposited securities represented by the ADSs and deduct the amount owing from the net proceeds of the sale. In either case the ADS holder and the beneficial owner remain liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to register and transfer ADSs or withdraw deposited securities. If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay the taxes and distribute any remaining net proceeds to the ADS holders entitled thereto.

Reclassifications, recapitalizations and mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation or other reclassification of deposited securities or (ii) any recapitalization, reorganization, merger, consolidation or sale of assets affecting the Company or to which it is a party, and when the provisions governing the distribution of additional shares of the Company do not apply, then the depositary may, and shall if the Company so requests, proceed as follows:

•	call for the surrender of outstanding ADSs to be exchanged for new ADSs specifically describing the newly deposited securities; or

•	distribute additional ADSs.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in the property.

Amendment

We may agree with the depositary to amend the deposit agreement and the ADSs without consent of ADS holders for any reason which the Company and the depositary may deem necessary or desirable. ADS holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of ADS holders. If an ADS holder continues to hold an ADS or ADSs after being so notified, the ADS holder is deemed to agree to the amendment.

No amendment will impair your right to surrender your ADSs and receive the underlying securities except to the extent necessary to comply with mandatory provisions of applicable law. If a government body adopts new laws or rules which require the deposit agreement or the ADSs to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice thereof.

Termination

The depositary shall, at the Company’s request, terminate the deposit agreement by giving the ADS holders at least 30 days’ prior notice. The depositary may also terminate the deposit agreement by giving notice of termination to the Company and the ADS holders if at least 60 days have passed since the depositary delivered to the Company a written notice of its election to resign, and a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary’s only responsibility will be (i) to deliver deposited securities (together with any dividends and other distributions or proceeds therefrom) to ADS holders who surrender their ADSs and (ii) to hold or sell distributions received on deposited securities. After the expiration of one year from the termination date, the depositary may sell the deposited securities that remain and hold the net proceeds of the sales, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders who have not yet surrendered their ADSs. After making the sale, the depositary shall have no obligations except to account for the proceeds and other cash. The depositary will not be required to invest the proceeds or pay interest on them.

Limitations on obligations and liability to ADS holders

The deposit agreement expressly limits the obligations and liability of the depositary, the Company and their respective agents. Neither the Company nor the depositary nor any of their directors, employees, agents or affiliates will be liable if:

•	any present or future law or regulation, or any present or future provision of the articles of association of the Company, or the provisions of or governing any securities issued or distributed by the Company or any offering or distribution thereof, or any act of God, war or other circumstance beyond its control shall prevent, delay, forbid or subject to any civil or criminal penalty any act which the deposit agreement, the articles of association, the provisions of or governing the deposited securities, or other applicable laws provide shall be done or performed by it;

•	it exercises or fails to exercise discretion under the deposit agreement or the ADS;

•	any distribution or offering may not be made available to ADS holders, the depositary may not dispose of such distribution or offering and make the proceeds available to the ADS holders, and the depositary allows the rights to lapse;

•	it performs its obligations without negligence or bad faith; or

•	it takes or abstains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADSs, or any other person believed by it to be competent to give the advice or information.

No disclaimer of liability under the Securities Act is intended by any provision of the deposit agreement.

The depositary shall not be liable for the validity or worth of the deposited securities.

Neither the Company nor the depositary nor their respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs on your behalf.

The depositary will not be responsible for failing to carry out instructions to vote the deposited securities, for the manner in which the deposited securities are voted or the effect of the vote.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of interest in ADSs

From time to time the Company and the depositary may request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs or beneficial interest in ADSs;

•	the identity of any other persons then or previously interested in the ADSs; and

•	the nature of your interest and various other matters.

You agree to provide any such information requested by the Company or the depositary pursuant to the deposit agreement.

Requirements for depositary actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADS or ADSs;

•	effect a split-up or combination of ADSs;

•	deliver distributions on any ADSs; or

•	permit the withdrawal of deposited securities (unless the deposit agreement provides otherwise),

until the following conditions have been met:

•	the holder has paid all taxes, governmental charges and fees and expenses as required in the deposit agreement;

•	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

•	the holder has complied with such regulations as the depositary may establish under the deposit agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares or the registration, transfer, split-up or combination of ADSs if the register for ADSs or any deposited securities is closed or if we or the depositary decide it is advisable to do so.

Books of depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADSs. You may inspect these records during regular business hours, but solely for the purpose of communicating with other holders in the interest of business matters relating to the deposit agreement.

The depositary may close the transfer books, (i) at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder, or (ii) at the request of the Company. The depositary shall notify the Company of any closing under clause (i) of the preceding sentence that is other than in the ordinary course of business.

The depositary will maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law, for example, in observance of holidays, when setting a record date or determining entitlements to rights or other benefits and as a result of events of force majeure.

Pre-release of ADSs

Unless we request in writing that the depositary cease doing so, the depositary may deliver ADSs prior to the deposit with the custodian of shares (or rights to receive shares). This is called a pre-release of the ADSs. A pre-release is closed out as soon as the underlying shares (or other ADSs) are delivered to the depositary. The depositary may pre-release ADSs only if: (i) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADSs to be deposited, assigns all beneficial rights, title and interest in such shares and will not take any action with respect to those shares inconsistent with the transfer of beneficial ownership; (ii) the pre-release is fully collateralized with cash, U.S. government securities, or other collateral that the depositary determines in good faith that will provide similar liquidity and security; and (iii) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release will be subject to such further indemnities and credit regulations as the depositary deems appropriate.

In general, the number of pre-released ADSs will not constitute more than 30% of all ADSs outstanding at any given time (excluding those evidenced by pre-released ADSs). However, the depositary may change or disregard this limit from time to time as it deems appropriate and may, with our prior written consent, change such limit for the purpose of general application. The depositary will also set U.S. dollar limits with respect to pre-release transactions to be entered into on a case-by-case basis as the depositary deems appropriate. The depositary shall hold the collateral referred to above under clause (ii) in the immediately preceding paragraph as security for the performance of the pre-releasee’s obligations to the depositary in connection with a pre-release transaction, including a holder’s obligation to deliver shares or ADSs upon termination of a pre-release transaction. The depositary may retain for its own account any earnings on collateral for pre-released ADSs and its charges for issuance thereof.

U.S. TAXATION OF DEBT SECURITIES

This section describes the material U.S. federal income tax consequences of owning the debt securities we may offer. It applies to you only if you acquire debt securities in an offering or offerings contemplated in this prospectus and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a former citizen or long-term resident of the United States;

•	a person liable for the alternative minimum tax;

•	a person who invests through a pass-through entity, including a partnership;

•	a tax-exempt organization,

•	a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns debt securities as part of a straddle or conversion transaction for tax purposes, or

•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. This section also does not deal with debt securities that are issued in bearer form. The U.S. federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue or that are issued in bearer form will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the debt securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the debt securities should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the debt securities.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

U.S. Holders

This subsection describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of a debt security and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If you are not a U.S. holder, this subsection does not apply to you and you should refer to ‘‘— U.S. Alien Holders” below.

Payments of Interest.

Except as described below in the case of interest on a discount debt security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your debt security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

Interest paid by the Company on the debt securities (which includes any Luxembourg tax withheld) and original issue discount, if any, accrued with respect to the debt securities (as described below under “Original Issue Discount”) and any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts (“additional amounts”), is income from sources outside the United States subject to the rules regarding the foreign tax credit allowable to a U.S. holder. Under the foreign tax credit rules, interest, and original issue discount and additional amounts will generally constitute “passive category income” for purposes of computing the foreign tax credit. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the debt securities where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Cash Basis Taxpayers.  If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers.  If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General.  If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security’s issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security’s stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under “— Variable Rate Debt Securities”.

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security’s de minimis original issue discount by a fraction equal to:

•	the amount of the principal payment made

divided by:

•	the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount, or OID, in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount debt security’s adjusted issue price at the beginning of the accrual period by your debt security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount debt security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your debt security, other than any payment of qualified stated interest, and

•	your debt security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium.  If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security’s adjusted issue price.

Pre-Issuance Accrued Interest.  An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your debt security is to be made within one year of your debt security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption.  Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount.  You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Debt Securities Purchased at a Premium,” or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

•	the issue price of your debt security will equal your cost,

•	the issue date of your debt security will be the date you acquired it, and

•	no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under “— Market Discount” to include market discount in income currently over the life of all debt instruments having market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities.  Your debt security will be a variable rate debt security if:

•	your debt security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

1) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

2) 15 percent of the total noncontingent principal payments; and

•	your debt security provides for stated interest, compounded or paid at least annually, only at:

1) one or more qualified floating rates,

2) a single fixed rate and one or more qualified floating rates,

3) a single objective rate, or

4) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or

•	the rate is equal to such a rate multiplied by either:

1) a fixed multiple that is greater than 0.65 but not more than 1.35 or

2) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate debt security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities.  In general, if you are an individual or other cash basis U.S. holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for U.S. federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security’s stated redemption price at maturity.

Foreign Currency Discount Debt Securities.  If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis U.S. holder, as described under “— U.S. Holders — Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

•	you purchase your debt security for less than its stated redemption price at maturity or, in the case of a discount debt security, its revised issue price; and

•	the difference between the debt security’s stated redemption price at maturity or, in the case of a discount debt security, the debt security’s revised issue price, and the price you paid for your debt security is equal to or greater than 1/4 of 1 percent of your debt security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security’s maturity. To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security’s stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, exceeds the price you paid for the debt security by less than 1/4 of 1 percent multiplied by the number of complete years to the debt security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security. If you make this election and your debt security is denominated in, or determined by reference to, a foreign currency, the amount of market discount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. In such case, you will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described aboved under “— U.S. Holders — Payments of Interest”.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its stated redemption price at maturity, you will be considered to have purchased the debt instrument with bond premium and, if it is a discount debt security, you will not have to include any OID in income. You may elect to treat the bond premium as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security’s yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

•	adding any OID or market discount previously included in income with respect to your debt security, and then

•	subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on the date the debt security is disposed of or retired, except that in the case of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine the amount realized based on the U.S. dollar value of the foreign currency on the settlement date of the sale.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

•	described above under “— Original Issue Discount — Short-Term Debt Securities” or “— Market Discount”,

•	attributable to accrued but unpaid qualified stated interest,

•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. For these purposes, the exchange gain or loss is equal to the difference between (i) the U.S. dollar value of the principal amount of the debt security determined on the date of the sale or retirement and (ii) the U.S. dollar value of the principal amount of the debt security determined on the date you purchased the debt security. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will generally equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. However, in the case of the sale or retirement of a debt security that is traded on an established securities market, as defined in the applicable Treasury regulations, a cash basis taxpayer, or an accrual basis taxpayer that so elects, will determine its amount realized and, thus, its tax basis in the foreign currency, based on the U.S. dollar value of the foreign currency on the settlement date of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its interest income and its net gains from the disposition of debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Indexed Debt Securities and Renewable, Extendible and Amortizing Debt Securities

The applicable prospectus supplement will discuss any special U.S. federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities and with respect to any renewable and extendible debt securities and with respect to any debt securities providing for the periodic payment of principal over the life of the debt security.

U.S. Alien Holders

This subsection describes the tax consequences to a U.S. alien holder. You are a U.S. alien holder if you are a beneficial owner of a debt security and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a debt security.

If you are a U.S. holder, this subsection does not apply to you.

If you are a U.S. alien holder, interest paid to you in respect of your debt securities will not be subject to U.S. federal income tax unless the interest is “effectively connected” with your conduct of a trade or business within the United States, and the interest is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate U.S. alien holder, “effectively connected” interest may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

If you are a U.S. alien holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your debt securities unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Treasury Regulations Requiring Disclosure of Reportable Transactions

U.S. Treasury regulations require U.S. taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a “Reportable Transaction”). Under these regulations, if the debt securities are denominated in a foreign currency, a U.S. holder (or a U.S. alien holder that holds the debt securities in connection with a U.S. trade or business) that recognizes a loss with respect to the debt securities that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Disclosure Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of debt securities.

Information with Respect to Foreign Financial Assets

Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the debt securities.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a debt security effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Pursuant to recently enacted legislation, certain payments in respect of debt securities made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

If you are a U.S. alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States by the Company or another non-U.S. payor, and

•	other payments of principal and interest and the payment of the proceeds from the sale of a debt security effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a debt security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a debt security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a debt security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

U.S. TAXATION OF ORDINARY SHARES AND AMERICAN DEPOSITARY SHARES

This section describes the material U.S. federal income tax consequences of owning ordinary shares or ADSs. It applies to you only if you acquire your ordinary shares or ADSs in an offering or offerings contemplated in this prospectus and you hold your ordinary shares or ADSs as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities,

•	a bank,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a person who invests through a pass-through entity, including a partnership,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a former citizen or long-term resident of the United States,

•	a person that actually or constructively owns 10% or more of our voting stock (including ADSs),

•	a person that holds ordinary shares or ADSs as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions. These laws are subject to change, possibly on a retroactive basis. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

If a partnership holds the ordinary shares or ADSs, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Each such partner holding the ordinary shares or ADSs is urged to consult his, her or its own tax advisor.

You are a U.S. holder if you are a beneficial owner of ordinary shares or ADSs and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You are a U.S. alien holder if you are a beneficial owner of ordinary shares or ADSs and you are, for U.S. federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the ordinary shares or ADSs.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing of ordinary shares and ADSs in your particular circumstances.

This discussion addresses only U.S. federal income taxation.

In general, and taking into account the earlier assumptions, for U.S. federal income tax purposes, if you hold ADRs evidencing ADSs, you will be treated as the owner of the ordinary shares represented by those ADRs. Exchanges of ordinary shares for ADRs, and ADRs for ordinary shares, generally will not be subject to U.S. federal income tax.

Taxation of Dividends

U.S. Holders.  Under the U.S. federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, if you are a U.S. holder, the gross amount of any distribution we pay out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) is subject to U.S. federal income taxation or dividend income. If you are a noncorporate U.S. holder, dividends paid to you in taxable years beginning before January 1, 2013 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the ordinary shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the ordinary shares or ADSs generally will be qualified dividend income but there can be no assurances in this regard.

You must generally include any Luxembourg tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you, in the case of ordinary shares, or the depositary, in the case of ADSs, receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the ordinary shares or ADSs and thereafter as capital gain. However, we do not expect to keep earnings and profits in accordance with U.S. federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

The amount of any dividend paid in foreign currency will equal the U.S. dollar value of the foreign currency received calculated by reference to the exchange rate in effect on the date the dividend is received by you, in the case of ordinary shares, or by the depositary, in the case of ADSs, regardless of whether the foreign currency is converted into U.S. dollars. If the foreign currency received as a dividend is converted into U.S. dollars on the date of receipt, you generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the foreign currency received as a dividend is not converted into U.S. dollars on the date of receipt, you will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the foreign currency will be treated as ordinary income or loss from sources within the United States.

For foreign tax credit purposes, dividends will be income from sources outside the United States and will generally constitute “passive category income” for purposes of computing the foreign tax credit. In certain circumstances, if you have held ordinary shares or ADSs for less than a specified minimum period during which you are not protected from risk of loss, or are obligated to make payments related to the dividends, you will not be allowed a foreign tax credit for foreign taxes imposed on dividends that we pay.

Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. To the extent a refund of the tax withheld is available to you under Luxembourg law or under any applicable treaty, the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

U.S. Alien Holders.  If you are a U.S. alien holder, dividends paid to you in respect of ordinary shares or ADSs will not be subject to U.S. federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate U.S. alien holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains

U.S. Holders.  Subject to the PFIC rules discussed below, if you are a U.S. holder and you sell or otherwise dispose of your ordinary shares or ADSs, you will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your ordinary shares or ADSs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

U.S. Alien Holders.  If you are a U.S. alien holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your ordinary shares or ADSs unless:

•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate U.S. alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Additional U.S. Federal Income Tax Considerations

PFIC Rules.  Based on the Company’s expected income and assets, the ordinary shares and ADSs should not be treated as stock of a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination that is made annually and thus may be subject to change. If we were to be treated as a PFIC, unless a U.S. holder is permitted to elect and does elect to be taxed annually on a mark-to-market basis with respect to the ordinary shares or ADSs, gain realized on the sale or other disposition of your ordinary shares or ADSs would in general not be treated as capital gain. Instead, if you are a U.S. holder, you would be treated as if you had realized such gain and certain “excess distributions” ratably over your holding period for the ordinary shares or ADSs and would be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. With certain exceptions, your ordinary shares or ADSs will be treated as stock in a PFIC if we were a PFIC at any time during your holding period in your ordinary shares or ADSs. Dividends that you receive from us will not be eligible for the special tax rates applicable to qualified dividend income if we are treated as a PFIC with respect to you either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of ordinary shares or ADSs, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the ordinary shares or ADSs.

Information with Respect to Foreign Financial Assets.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ordinary shares or ADSs.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of ordinary shares or ADSs effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Pursuant to recently enacted legislation, certain payments in respect of ordinary shares or ADSs made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

If you are a U.S. alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by us or another non-U.S. payor and

•	other dividend payments and the payment of the proceeds from the sale of ordinary shares or ADSs effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from U.S. federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-U.S. person, or

•	other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of ordinary shares or ADSs effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of ordinary shares or ADSs that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of ordinary shares or ADSs effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a U.S. person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

MATERIAL LUXEMBOURG TAX CONSIDERATIONS FOR HOLDERS OF ORDINARY SHARES

The following is a summary discussion of certain Luxembourg tax considerations of the acquisition, ownership and disposition of your shares that may be applicable to you if you acquire our shares. This does not purport to be a comprehensive description of all of the tax considerations that may be relevant to any of the Company’s ordinary shares, and does not purport to include tax considerations that arise from rules of general application or that are generally assumed to be known to holders and does not include a description of the taxation of the Company. This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules.

It is not intended to be, nor should it be construed to be, legal or tax advice. This discussion is based on Luxembourg laws and regulations as they stand on the date of this prospectus and is subject to any change in law or regulations or changes in interpretation or application thereof (and which may possibly have a retroactive effect). Prospective investors should therefore consult their own professional advisers as to the effects of state, local or foreign laws and regulations, including Luxembourg tax law and regulations, to which they may be subject.

As used herein, a “Luxembourg individual” means an individual resident in Luxembourg who is subject to personal income tax (impôt sur le revenu) on his or her worldwide income from Luxembourg or foreign sources, and a “Luxembourg corporate holder” means a company (that is, a fully taxable collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law) resident in Luxembourg subject to corporate income tax (impôt sur le revenu des collectivités) on its worldwide income from Luxembourg or foreign sources. For purposes of this summary, Luxembourg individuals and Luxembourg corporate holders are collectively referred to as “Luxembourg Holders”. A “non-Luxembourg Holder” means any investor in shares of the Company other than a Luxembourg Holder.

Tax regime applicable to realized capital gains

Luxembourg Holders

Luxembourg resident individual holders

Capital gains realized by Luxembourg resident individuals who do not hold their shares as part of a commercial or industrial business and who hold no more than 10% of the share capital of the Company will only be taxable if they are realized on a sale of shares that takes place before their acquisition or within the first six months following their acquisition.

If such shares are held as part of a commercial or industrial business, capital gains would be taxable in the same manner as income from such business.

Capital gains realized by Luxembourg resident individuals holding (together with his/her spouse and underage children) directly or indirectly more than 10% of the capital of the Company will be taxable at a special rate, regardless of the holding period.

Luxembourg resident corporate holders

Capital gains realized upon the disposal of shares by a fully taxable resident corporate holder will in principle be subject to corporate income tax and municipal business tax. The combined applicable rate (including an unemployment fund contribution) is 28.80% for the fiscal year ending 2011 for a corporate holder established in Luxembourg-City. An exemption from such taxes may be available to the holder pursuant to article 166 of the Luxembourg Income Tax law subject to the fulfillment of the conditions set forth therein. The scope of the capital gains exemption can be limited in the cases provided by the Grand Ducal Decree of December 21, 2001.

Non-Luxembourg Holders

An individual who is a non-Luxembourg Holder of shares (and who does not have a permanent establishment, a permanent representative or a fixed place of business in Luxembourg) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of the Company at any time during the past five years, and either (i) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (ii) the disposal of shares occurs within six months from their acquisition (or prior to their actual acquisition), subject to any applicable tax treaty.

A corporate non-Luxembourg Holder (that is, a collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law), which has a permanent establishment, a permanent representative or a fixed place of business in Luxembourg to which shares are attributable, will bear corporate income tax and municipal business tax on a gain realized on a disposal of such shares as set forth above for a Luxembourg corporate holder. However, gains realized on the sale of the shares may benefit from the full exemption provided for by Article 166 of the Luxembourg Income Tax Law and by the Grand Ducal Decree of December 21, 2001 subject in each case to fulfillment of the conditions set out therein.

A corporate non-Luxembourg Holder, which has no permanent establishment in Luxembourg to which the shares are attributable, will bear corporate income tax on a gain realized on a disposal of such shares under the same conditions applicable to an individual non-Luxembourg Holder, as set out above.

Tax regime applicable to distributions

Withholding tax

Distributions imputed for tax purposes to newly accumulated profits of the Company (on an unconsolidated basis) are subject to a withholding tax of 15%. The rate of the withholding tax may be reduced pursuant to double tax avoidance treaty existing between Luxembourg and the country of residence of the relevant holder, subject to the fulfillment of the conditions set forth therein.

No withholding tax applies if the distribution is made to (i) a Luxembourg resident corporate holder (that is, a fully taxable collectivité within the meaning of Article 159 of the Luxembourg Income Tax Law), (ii) an undertaking of collective character which is resident of a Member State of the European Union and is referred to by article 2 of the Council Directive of 23rd July, 1990 concerning the common fiscal regime applicable to parent and subsidiary companies of different member states (90/435/EEC), (iii) a corporation or a cooperative company resident in Norway, Iceland or Liechtenstein and subject to a tax comparable to corporate income tax as provided by the Luxembourg Income Tax Law, (iv) a corporation company resident in Switzerland which is subject to corporate income tax in Switzerland without benefiting from an exemption, (iv) an undertaking with a collective character subject to a tax comparable to corporate income tax as provided by the Luxembourg Income Tax Law which is resident in a country that has concluded a tax treaty with Luxembourg and (v) a Luxembourg permanent establishment of one of the above-mentioned categories, provided each time that at the date of payment, the holder holds directly or through a tax transparent vehicle, during an uninterrupted period of at least twelve months, shares representing at least 10% of the share capital of the Company or acquired for an acquisition price of at least EUR 1,200,000.

Luxembourg Holders

With the exception of a Luxembourg corporate holders benefitting from the exemption referred to above, Luxembourg individual holders, and Luxembourg corporate holders subject to Luxembourg corporation taxes, must include the distributions paid on the shares in their taxable income, 50% of the amount of such dividends being exempted from tax. The applicable withholding tax can, under certain conditions, entitle the relevant Luxembourg Holder to a tax credit.

Net wealth tax

Luxembourg Holders

Luxembourg net wealth tax will not be levied on a Luxembourg Holder with respect to the shares held unless (i) the Luxembourg Holder is a legal entity subject to net wealth tax in Luxembourg; or (ii) the shares are attributable to an enterprise or part thereof which is carried on through a permanent establishment, a fixed place of business or a permanent representative in Luxembourg.

Net wealth tax is levied annually at the rate of 0.5% on the net wealth of enterprises resident in Luxembourg, as determined for net wealth tax purposes. The shares may be exempt from net wealth tax subject to the conditions set forth by Paragraph 60 of the Law of October 16, 1934 on the valuation of assets (Bewertungsgesetz), as amended.

Non-Luxembourg Holders

Luxembourg net wealth tax will not be levied on a non-Luxembourg Holder with respect to the shares held unless the shares are attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in Luxembourg.

Stamp and registration taxes

No registration tax or stamp duty will be payable by a holder of shares in Luxembourg solely upon the disposal of shares by sale or exchange.

Estate and gift taxes

No estate or inheritance tax is levied on the transfer of shares upon the death of a holder of shares in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes and no gift tax is levied upon a gift of shares if the gift is not passed before a Luxembourg notary or recorded in a deed registered in Luxembourg. Where a holder of shares is a resident of Luxembourg for tax purposes at the time of his death, the shares are included in its taxable estate for inheritance tax or estate tax purposes.

PLAN OF DISTRIBUTION

The securities offered by this prospectus may be sold from time to time by us or a selling security holder as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In some cases, we, selling security holders or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the relevant prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We or selling security holders may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in the relevant prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The relevant prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for the payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities covered by this prospectus, including securities pledged by us or borrowed from us or others, to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such derivative transactions will be an underwriter or will be identified in a post-effective amendment. We may also sell ordinary shares or ADSs representing ordinary shares short using this prospectus and deliver ordinary shares or ADSs representing ordinary shares covered by this prospectus to close out such short positions, or loan or pledge ordinary shares or ADSs representing ordinary shares to financial institutions that in turn may sell the ordinary shares or ADSs representing ordinary shares using this prospectus. We may pledge or grant a security interest in some or all of the ordinary shares or ADSs representing ordinary shares covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of its obligations, the pledgees or secured parties may offer and sell the ordinary shares or ADSs representing ordinary shares from time to time pursuant to this prospectus.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include overalloting the offering, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Overallotment involves sales of the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the U.S. Financial Industry Regulatory Authority, the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

VALIDITY OF THE SECURITIES

The validity of the ordinary shares and other matters governed by Luxembourg law will be passed upon for us by Elvinger, Hoss & Prussen, 2, Place Winston Churchill, B.P. 425, L-2014, Luxembourg, our Luxembourg counsel, and for any underwriters or agents by Luxembourg counsel named in the applicable prospectus supplement. The validity of the debt securities and debt warrants under New York law will be passed upon for us by Sullivan & Cromwell LLP, 125 Broad St. New York, NY 10004 and 1701 Pennsylvania Avenue, N.W., Washington, D.C. 20006-5805., our special U.S. counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2009 have been so incorporated in reliance on the report of Price Waterhouse & Co. S.R.L., Bouchard 557, piso 7, C1106ABG — Ciudad de Buenos Aires, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

We are a public limited liability company (société anonyme) organized under the laws of Luxembourg, and most of our tangible assets are located outside the United States. Furthermore, most of our directors and officers and some experts named in this prospectus reside outside the United States. As a result, investors may not be able to effect service of process within the United States upon us or our directors or officers or some experts or to enforce against us or them in U.S. courts judgments predicated upon the civil liability provisions of U.S. federal securities law.

We have appointed Ternium International U.S.A. Corporation, located at 2200 West Loop South, 8th Floor, Houston, TX 77027, as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any states in the United States or any action brought against us in the Supreme Court of the State of New York under the securities laws of the State of New York.

There is also uncertainty with regard to the enforceability of original actions in courts outside the United States of civil liabilities predicated upon the civil liability provisions of U.S. federal securities laws. Furthermore, the enforceability in courts outside the United States of judgments entered by U.S. courts predicated upon the civil liability provisions of U.S. federal securities law will be subject to compliance with procedural requirements under applicable local law, including the condition that the judgment does not violate the public policy of the applicable jurisdiction.

           American depositary shares

Representing           ordinary shares

Prospectus supplement

Global Coordinator and joint bookrunner

J.P. Morgan

Joint bookrunners

BofA Merrill Lynch	BTG Pactual	Citi	Morgan Stanley

          , 2011.